Exhibit 10.3

CREDIT AGREEMENT

dated as of

May 17, 2013

among

TALLGRASS ENERGY PARTNERS, LP,

as Borrower,

THE LENDERS PARTY HERETO

and

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent

BARCLAYS BANK PLC,

and

WELLS FARGO SECURITIES, LLC

as Joint Bookrunners and Joint Lead Arrangers,

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agent,

and

BARCLAYS BANK PLC

as Documentation Agent.

i

SCHEDULES

Schedule 1.01(a)	-	Mortgaged Properties
Schedule 1.01(b)	-	Mortgage Modification Requirements
Schedule 1.01(c)	-	Pony Express Designation Assets
Schedule 2.01	-	Lenders and Commitments
Schedule 2.02	-	Issuing Banks
Schedule 3.01	-	Jurisdictions of Loan Parties
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.19(c)	-	Mortgage Filing Offices
Schedule 3.20(a)	-	Material Real Property
Schedule 3.20(b)	-	Material Leased Real Property
Schedule 3.24	-	Regulatory Matters
Schedule 5.15	-	Post-Closing Obligations
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04 Schedule 6.07	- -	Existing Investments Certain Transactions with Affiliates

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B-1	-	Form of Borrowing Request
Exhibit B-2	-	Form of Swing Line Borrowing Request
Exhibit C	-	Form of Revolving Loan Note
Exhibit D	-	Form of Interest Election Notice
Exhibit E	-	Form of L/C Extension Notice
Exhibit F	-	Form of Prepayment Notice
Exhibit G	-	Form of Guarantee and Collateral Agreement
Exhibit H	-	Form of Affiliate Subordination Agreement
Exhibit I	-	Form of Compliance Certificate
Exhibit J	-	Form of U.S. Tax Compliance Certificate
Exhibit K	-	Form of Perfection Certificate
Exhibit L	-	Form of Solvency Certificate
Exhibit M	-	Form of Mortgage

CREDIT AGREEMENT dated as of May 17, 2013, among TALLGRASS ENERGY PARTNERS, LP, a Master Limited Partnership formed under the laws of Delaware (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), BARCLAYS BANK PLC (“Barclays”), as administrative agent (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and Barclays, as collateral agent (in such capacity, including any successor thereto in such capacity, the “Collateral Agent”) for the Lenders.

The Borrower has requested the Lenders to extend credit in the form of Revolving Loans at any time and from time to time prior to the Maturity Date in an aggregate principal amount at any time outstanding (when taken together with the face amount of Letters of Credit and Swing Line Loans then outstanding) not in excess of $500,000,000. The Borrower has requested the Issuing Banks to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $50,000,000 (and, when taken together with the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding, not in excess of $500,000,000), to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries. The proceeds of the Revolving Loans may be used on or after the Closing Date (i) to pay Transaction costs and any fees and expenses incurred in connection with the Revolving Loans, (ii) to repay a portion of the indebtedness under the Development Credit Agreement assumed by the Borrower, (iii) to pay amounts owed to Development in connection with the Transactions, (iv) for Permitted Acquisitions and capital expenditures, (v) to provide for ongoing working capital requirements of the Borrower and its Subsidiaries following the Transactions and (vi) for general corporate purposes, including distributions, of the Borrower and its Subsidiaries.

The Borrower and each other Loan Party desires to secure all of the Obligations under the Loan Documents by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of the property of the Borrower and the other Loan Parties, subject to the limitations described herein and in the Security Documents.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. All Swing Line Loans shall be ABR Loans and shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Businesses” shall mean TIGT and TMLLC, together with their respective subsidiaries.

“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(g).

“Acquisition” shall mean the acquisition by the Borrower from Development of (i) all of the Equity Interests of Operations, (ii) all of the Equity Interests of TIGT and (iii) all of the Equity Interests of TMLLC.

“Acquisition Consideration” shall mean, with respect to any Permitted Acquisition, the aggregate fair market value of cash and non-cash consideration for such Permitted Acquisition. The “Acquisition Consideration” for any Permitted Acquisition expressly includes Indebtedness assumed by the Borrower or its Restricted Subsidiaries in such Permitted Acquisition (including any Indebtedness incurred pursuant to Section 6.01(g)) and the good faith estimate by the Borrower of the maximum amount of any deferred purchase price obligations (including contingent consideration payments) incurred in connection with such Permitted Acquisition.

“Acquisition Period” shall mean a period from and after a Qualifying Acquisition to and including the last day of the second full fiscal quarter following the fiscal quarter in which such Qualifying Acquisition occurred.

“Additional Lender” shall have the meaning assigned to such term in Section 2.24(b).

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit H pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement” shall mean this Credit Agreement, dated as of May 17, 2013, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) the Borrower or a Restricted Subsidiary thereof would be required to pay if such Hedging Agreement were terminated on such date.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Reserve Adjusted Eurodollar Rate as of such date for a one-month Interest Period plus 1.00%; provided that, for the avoidance of doubt, the Reserve Adjusted Eurodollar Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or the successor thereto if the British Bankers Association is no longer making the British Bankers Association Interest Settlement Rates available) as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Reserve Adjusted Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Reserve Adjusted Eurodollar Rate, as the case may be. Notwithstanding the foregoing, on any date of determination the Alternate Base Rate shall be no less than 0.00%.

“Applicable Margin” shall mean, for any day (a) with respect to ABR Loans hereunder, the applicable rate per annum set forth under the heading “Applicable Margin for ABR Loans” on the Pricing Grid which corresponds to the Total Leverage Ratio as of the relevant date of determination and (b) with respect to Eurodollar Loans hereunder, the applicable rate per annum set forth under the heading “Applicable Margin for Eurodollar Loans” on the Pricing Grid which corresponds to the Total Leverage Ratio as of the relevant date of determination. Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective with respect to all Revolving Loans and Swing Line Loans outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by clauses (i), (ii) and (iii) of Section 5.04(a), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until the Borrower shall have delivered the financial statements and certificates required by clauses (i), (ii) and (iii) of Section 5.04(a), respectively, for the period ended June 30, 2013, the Total Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Margin. In addition, (a) at any time during which the Borrower has failed to deliver the financial statements and certificates required by clauses (i), (ii) and (iii) of Section 5.04(a), respectively, or (b) at any time after the occurrence and during the continuance of an Event of Default, the Total Leverage Ratio shall be deemed to be in Category 5 for purposes of determining the Applicable Margin. Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the computation of the Total Leverage Ratio delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest for any period based on an Applicable Margin that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by inaccurate computation shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest paid by the Borrower for the relevant period pursuant to Section 2.06 as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.06, as applicable, at the time the interest for such period was required to be paid pursuant to Section 2.06 (and shall remain due and payable until paid in full), in accordance with the terms of this Agreement; provided, that notwithstanding the foregoing, (x) other than while an Event of Default described in Section 7.01(g) or (h) has occurred, such shortfall shall be due and payable five (5) Business Days following the determination described above and (y) if an Event of Default described in Section 7.01(g) or (h) has occurred, such shortfall shall be due and payable immediately upon the determination described above.

“Applicable Period” shall mean, in respect of any date (including any Date of Determination), the four fiscal quarters ending on or (if such date is not a Date of Determination) prior to such date.

“Approved Fund” shall mean any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean, collectively, Barclays and Wells Fargo Securities, LLC (“WF”) in their respective capacities as joint lead arrangers and joint bookrunners for the Credit Facilities.

“Asset Sale” shall mean (a) the sale, transfer or other disposition (by way of merger or otherwise) by the Borrower or any Restricted Subsidiary, including the issuance by any Restricted Subsidiary, to any Person other than the Borrower or any Wholly Owned Restricted Subsidiary of any Equity Interests of a Restricted Subsidiary (other than directors’ qualifying shares) and (b) the sale, transfer or other disposition (by way of merger or otherwise) by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Wholly Owned Restricted Subsidiary of any other assets of the Borrower or any Restricted Subsidiary (in each case other than (i) any Disposition permitted under clauses (i) through (ix) of Section 6.05(b) and (ii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a fair market value not in excess of $2,500,000).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (but not an assignment and acceptance entered into by the Borrower or any of the Borrower’s Affiliates or Subsidiaries), and accepted by the Administrative Agent, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Available Amount” shall mean, as of any date, (i) the sum, without duplication, of (x) the net cash proceeds received after the Closing Date and on or prior to such date of any sale of Equity Interests by, or capital contribution to, the Borrower (which, in the case of any such sale of Equity Interests, are not Disqualified Stock) and (y) any return of capital or repayment of principal received in cash by the Borrower in respect of investments made pursuant to Sections 6.04(b)(ii)(B), 6.04(d)(x)(iii) and 6.04(m) less (ii) the sum of any Available Amount used to make investments pursuant to Sections 6.04(b)(ii)(B), 6.04(d)(x)(iii) and 6.04(m) (provided that, for purposes of determining the Available Amount that is available for a contemplated transaction, this clause (ii) shall be determined prior to giving effect to any intended usage of the Available Amount for such transaction).

“Available Cash” shall have the meaning assigned to such term in the LP Agreement as amended, supplemented or otherwise modified from time to time in accordance with Section 6.09(c) hereof.

“Barclays” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” shall have corresponding meanings.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B-1 or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.15.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the “principal” amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event Receipts” shall mean any cash received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries constituting proceeds of insurance (excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) or condemnation awards (and payments in lieu thereof), net of (i) any taxes paid or payable as a result of the receipt of such cash (or reasonably and in good faith reserved for the payment of any such taxes after taking into account all available credits and deductions), (ii) reasonable out-of-pocket transaction costs incurred in connection with obtaining such cash and (iii) any amount thereof prohibited by FERC to be applied to the prepayment of Indebtedness; provided, however, that “Casualty Event Receipts” shall not include cash received to the extent (x) received by such Person in respect of a related claim made by an unrelated third-party against, or loss by, such Person which is promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss (and the costs and expenses of such Person with respect thereto) or (y) if (A) the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer within three (3) Business Days after receipt of such cash setting forth the Borrower’s intent to (or to cause its Restricted Subsidiaries to) repair, restore or replace such property or otherwise to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and the Restricted Subsidiaries within 360 days of receipt of such proceeds and in each case such proceeds are used for such reinvestment within such 360 day period (or, if committed to be so used within such period, are so reinvested within a further 180 days thereafter) and (B) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds (provided that to the extent not so used at the end of such period, such proceeds shall at such time be deemed to be a Casualty Event Receipt).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

A “Change in Control” shall mean the occurrence of any of the following:

(a) a majority of the seats on the board of directors or managers of the General Partner (or if the General Partner does not have a board of directors or managers, of the entity controlling the General Partner that has a board of directors or managers) shall at any time be occupied by Persons who were neither (i) appointed or nominated by a Permitted Holder nor (ii) appointed or nominated by a majority of the directors or managers of the General Partner (or if the General Partner does not have a board of directors or managers, of the entity controlling the General Partner that has a board of directors or managers) so appointed or nominated;

(b) (x) the Permitted Holders shall fail to Beneficially Own (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, equity interests representing at least 35% of the aggregate voting power represented by the issued and outstanding equity interests of the General Partner or (y) any Person or group, within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date, other than any combination of the Permitted Holders (or a single Permitted Holder), shall Beneficially Own (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, more than 35% of the aggregate voting power represented by the issued and outstanding equity interests of the General Partner;

(c) the General Partner shall, at any time cease to be the sole general partner in the Borrower (unless such General Partner and any other partner over which the Permitted Holders have the requisite equity ownership specified in clause (b) above collectively hold 100% of the general partnership interests in the Borrower); or

(d) a “Change in Control” or similar event shall occur under any Material Indebtedness of any Loan Party.

“Change in Law” shall mean the occurrence of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.13, by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swing Line Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Swing Line Commitment or Incremental Loan Commitment.

“Closing Date” shall mean May 17, 2013.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (unless as herein specifically provided otherwise).

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commencement Date” shall mean, in respect of any Material Project, the earlier of (x) the date the construction or expansion of such Material Project commences or (y) the date of the first material cash expenditures in connection with the acquisition of any Real Property to facilitate the construction or expansion of such Material Project.

“Commercial Operation Date” shall mean, with respect to any Material Project, the date on which such Material Project has achieved full and complete Commercial Operation.

“Commercial Operation” shall be deemed achieved for any Material Project at such time, at or after the completion of construction or expansion thereof and the initial placement thereof into service, as such Material Project first realizes the long-term revenue levels reasonably expected by the Borrower for such Material Project.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Swing Line Commitment or Incremental Loan Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Compliance Certificate” shall have the meaning assigned to such term in Section 5.04(a)(iii).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated April, 2013.

“Conflicts Committee” shall have the meaning ascribed thereto in the LP Agreement.

“Consolidated EBITDA” shall mean, at any Date of Determination for the Applicable Period related thereto, an amount equal to Consolidated Net Income in respect of such Applicable Period plus

(x) the sum of the following, without duplication, and in the cases of clauses (a) and (b), to the extent deducted in calculating such Consolidated Net Income:

(a) (i) provision for all Taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), net of any applicable credits, (ii) Consolidated Interest Expense and (iii) depreciation, amortization and all other non-cash charges or non-cash losses, plus

(b) any costs or expenses pursuant to any equity-related benefit plan, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Borrower as common equity, plus

(c) for any Material Projects commenced (or acquired) by the Borrower or any Restricted Subsidiary with a Commencement Date occurring on or prior to the Date of Determination, Consolidated EBITDA Material Project Adjustments for such Material Project for such period; provided that the aggregate amount of adjustments included in this clause (c) for any period (1) in respect of all Material Projects taken together (other than the Pony Express Material Project) shall not exceed 15% of pro forma Consolidated EBITDA (calculated without giving effect to this clause (c)) and (2) in respect of the Pony Express Material Project shall not exceed the Pony Express Adjustment Limit, minus

(y) the following to the extent included in calculating such Consolidated Net Income, without duplication:

(a) without duplication of the netting provided in clause (x)(a)(i) above, Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period;

(b) all cash payments made during such period on account of reserves, restructuring charges, and other non-cash charges added to Consolidated Net Income pursuant to clause (x)(a)(iii) above; and

(c) other income of the Borrower and the Restricted Subsidiaries increasing Consolidated Net Income which does not represent a cash item in such period.

Notwithstanding the foregoing, (a) for purposes of calculating the Total Leverage Ratio for purposes of Section 4.02(n), Consolidated EBITDA for the Applicable Period shall be deemed to be $76,300,000, (b) for purposes of calculating the Total Leverage Ratio and Interest Coverage Ratio for any period (A) the Consolidated EBITDA of any Acquired Entity that becomes a Restricted Subsidiary acquired by the Borrower or any Restricted Subsidiary pursuant to a Permitted Acquisition for Acquisition Consideration greater than $10,000,000 during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of for consideration greater than $10,000,000 by the Borrower or any Restricted Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period) and (c) for purposes of determining the Interest Coverage Ratio and the Total Leverage Ratio as of or for the periods ended on September 30, 2013, December 31, 2013 and March 31, 2014 Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended December 31, 2012, $19,100,000, (ii) for the fiscal quarter ended March 31, 2013, $19,100,000 and (iii) for the fiscal quarter ended June 30, 2013, $19,100,000.

“Consolidated EBITDA Material Project Adjustments” shall mean, with respect to any Material Project commenced (or acquired) by the Borrower or any Restricted Subsidiary, (a) solely in connection with a Material Project other than the Pony Express Material Project, for each Applicable Period ending prior to the Commercial Operation Date thereof (but including the Applicable Period ending with the fiscal quarter in which such Commercial Operation Date occurs) a percentage (based on the then current completion percentage of such Material Project as of the Date of Determination, reasonably determined by the Borrower in good faith, and to the extent engineering, procurement and construction contracts are entered into, by reference to scheduled completion specified in the engineering, procurement and construction contracts in connection with such Material Project) of the Projected Consolidated EBITDA attributable to such Material Project, net of actual Consolidated EBITDA attributable to or generated by such Material Project, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Applicable Period commencing with the fiscal quarter in which the Commencement Date in respect of such Material Project occurs and for each Applicable Period thereafter until the Commercial Operation Date of such Material Project (including the Applicable Period ending with the fiscal quarter in which such Commercial Operation Date occurs); provided that if the actual Commercial Operation Date does not occur by the Scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for Applicable Periods ending after the Scheduled Commercial Operation Date to (but excluding) the Applicable Period ending with the fiscal quarter in which such Commercial Operation Date occurs, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then estimated delay (estimated on the Date of Determination), whichever is longer): (i) 90 days or less, 0%; (ii) longer than 90 days, but not more than 180 days, 25%; (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75% and (v) longer than 365 days, 100%, (b) in connection with any Material Project, beginning with the Applicable Period ending with the first full fiscal quarter following the Commercial Operation Date of such Material Project and for the Applicable Periods ending with the two immediately succeeding fiscal quarters, an amount equal to 75% (if the first full fiscal quarter), 50% (if the second full fiscal quarter) or 25% (if the third full fiscal quarter) of the Projected Consolidated EBITDA attributable to such Material Project for the first full Applicable Period following such Commercial Operation Date, which may be added to actual Consolidated EBITDA for such Applicable Periods and (c) in connection with the Pony Express Material Project, to the extent the Initial Operation Date of the Pony Express Material Project shall have occurred and the Commercial Operation Date of the Pony Express Material Project has not yet occurred, at the option of the Borrower, an amount equal to (i) the Projected Consolidated EBITDA for the Pony Express Material Project multiplied by the Pony Ramp Up Percentage, minus (ii) actual Consolidated EBITDA attributable to or generated by the Pony Express Material Project, may be added to actual Consolidated EBITDA for such Applicable Period until the Commercial Operation Date of the Pony Express Material Project (including the Applicable Period ending with the fiscal quarter in which such Commercial Operation Date occurs).

Notwithstanding the foregoing, (a) no such Consolidated EBITDA Material Project Adjustment shall be allowed with respect to any Material Project unless (A) at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the applicable fiscal quarter for which the Borrower desires to commence inclusion of such Consolidated EBITDA Material Project Adjustment with respect to a Material Project, the Borrower shall have delivered to the Administrative Agent notice of such Material Project and the Scheduled Commercial Operation Date with respect thereto, together with written pro forma projections of Consolidated EBITDA attributable to such Material Project for the first full Applicable Period following the Scheduled Commercial Operation Date with respect to such Material Project and (B) prior to the last day of the initial fiscal quarter for which the Borrower desires to commence inclusion of such Consolidated EBITDA Material Project Adjustment with respect to a Material Project, the Borrower shall have provided a certificate showing the calculation of such Projected Consolidated EBITDA and, if applicable, the Pony Ramp Up Percentage prepared in good faith, together with all assumptions used in such calculations, and the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and the Administrative Agent shall have received (1) in the case of the Pony Express Material Project, copies of all Qualifying Shipping Contracts relating to the Pony Express Material Project certified by a Responsible Officer of the Borrower and (2) such other information and documentation as the Administrative Agent may reasonably request with respect to such Material Project, all in form and substance reasonably satisfactory to the Administrative Agent and (b) in connection with the Pony Express Material Project, at least 65% of the aggregate amount of such projected revenues shall be derived from Qualifying Shipper Contracts with Qualifying Shipper Counterparties.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to interest rate Hedging Agreements. For purposes of determining the Interest Coverage Ratio for the period of four consecutive quarters ended

September 30, 2013, December 31, 2013 and March 31, 2014, Consolidated Interest Expense shall be deemed to be equal to (i) for the fiscal quarter ended December 31, 2012, $2,100,000, (ii) for the fiscal quarter ended March 31, 2013, $2,100,000 and (iii) for the fiscal quarter ended June 30, 2013, $2,100,000.

“Consolidated Net Income” shall mean, as of any Date of Determination for the Applicable Period related thereto, the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that Consolidated Net Income shall exclude (a) extraordinary gains, losses, charges or expenses for such Applicable Period, (b) the net income of any Restricted Subsidiary during such Applicable Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted on such Date of Determination by operation of the terms of its Organizational Documents or any agreement, instrument or law applicable to such Restricted Subsidiary, except that the Borrower’s equity in any net loss of any such Restricted Subsidiary for such Applicable Period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such Applicable Period of any Person if such Person is not a Restricted Subsidiary of the Borrower, except that the aggregate amount of cash actually distributed by such Person during such Applicable Period to the Borrower or a Restricted Subsidiary of the Borrower as a dividend or other distribution (as long as, in the case of a dividend or other distribution to a Restricted Subsidiary of the Borrower, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) shall be included in Consolidated Net Income, (d) non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Agreements pursuant to Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC 815”), (e) the cumulative effect of a change in accounting principles, (f) any charges or expenses relating to severance, relocation and one-time compensation charges, (g) gain or loss realized upon the sale or other disposition of assets, (h) deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or any Hedging Agreement, (i) non-cash charges, expenses or other impacts of purchase or recapitalization accounting, including, to the extent applicable, any accruals and reserves established under purchase or recapitalization accounting as a result of the Transactions in accordance with GAAP, (j) non-cash impairment charges or asset write-offs, and any amortization of intangibles, (k) cash charges or costs in connection with any investment, sale or other disposition of assets, issuance of Equity Interests or Indebtedness, or amendment relating to any Indebtedness (in each case, whether or not completed), and (l) to the extent covered by insurance and actually reimbursed, any expenses with respect to liability or casualty events or business interruption.

Notwithstanding the foregoing, to the extent that (i) Pony Express is not a Restricted Subsidiary but the Borrower and its Restricted Subsidiaries have acquired some but not all of the Equity Interests of Pony Express in accordance with Section 6.04 hereof, (ii) the Borrower and its Affiliates collectively own Equity Interests representing at least 50.0% of the voting and economic rights of all issued and outstanding Equity Interests of Pony Express, Pony Express owns the Pony Express Material Project and the consent of the Borrower and/or its Affiliates (or their representatives) is required to determine the amount and frequency of distributions made from Pony Express and (iii) Pony Express and its subsidiaries have not incurred or become liable for any Indebtedness (excluding Indebtedness of the type described in clause (h), clause (i), clause (j) and clause (k) of the definition of Indebtedness) other than pursuant to Section 6.01(c), (f), (k) or (l), then: (1) if the Commercial Operation Date of the Pony Express Material Project has occurred, beginning with the Applicable Period ending with the first full fiscal quarter following the Commercial Operation Date of the Pony Express Material Project and for the Applicable Periods ending with the two immediately succeeding fiscal quarters, Consolidated Net Income shall be increased by an amount equal to 75% (if the first full fiscal quarter), 50% (if the second full fiscal quarter) or 25% (if the third full fiscal quarter) of the Projected Pony Express Distributable Amount for the first full Applicable Period following such Commercial Operation Date; and (2) if the Initial

Operation Date of the Pony Express Material Project has been achieved and the Commercial Operation Date of the Pony Express Material Project has not yet been achieved, at the option of the Borrower, an amount equal to (i) the Projected Pony Express Distributable Amount multiplied by the Pony Ramp Up Percentage, minus (ii) actual amounts received by the Borrower and the Restricted Subsidiaries attributable to or generated by the Pony Express Material Project and included in Consolidated Net Income pursuant to the definition above, may be added to actual Consolidated Net Income for such Applicable Period until the Commercial Operation Date of the Pony Express Material Project (including the Applicable Period ending with the fiscal quarter in which such Commercial Operation Date occurs).

The adjustments to Consolidated Net Income pursuant to the preceding paragraph shall not be allowed unless (A) at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the applicable fiscal quarter for which the Borrower desires to commence inclusion of such adjustments to Consolidated Net Income, the Borrower shall have delivered to the Administrative Agent a notice of the Scheduled Commercial Operation Date of the Pony Express Material Project, together with written pro forma projections of distributions attributable to the Pony Express Material Project for the first full Applicable Period following the Scheduled Commercial Operation Date with respect thereto and (B) prior to the last day of the initial fiscal quarter for which the Borrower desires to commence inclusion of such adjustments, the Borrower shall have provided a certificate showing the calculation of such Projected Pony Express Distributable Amount and, if applicable, the Pony Ramp Up Percentage prepared in good faith, together with all assumptions used in such calculations, and the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and the Administrative Agent shall have received (1) copies of all Qualifying Shipping Contracts relating to the Pony Express Material Project certified by a Responsible Officer of the Borrower and (2) such other information and documentation as the Administrative Agent may reasonably request with respect to the Pony Express Material Project, all in form and substance reasonably satisfactory to the Administrative Agent.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Contribution Agreement” shall mean the Contribution, Conveyance and Assumption Agreement dated as of the Closing Date, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Contribution Documents” shall mean the collective reference to the Contribution Agreement, and all exhibits and schedules thereto, together with any related bills of sale, conveyance and similar transfer documents necessary to effect the intent of the Contribution Agreement, including such documents as executed.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Group Liability” shall mean, to the extent reasonably expected to result in liability of the Borrower or any Restricted Subsidiary in an aggregate amount exceeding $1,000,000, any and all liabilities, contingent or otherwise (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Section 601 et seq. of ERISA, or (v) under corresponding or similar provisions of foreign laws or regulations.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the Revolving Facility and swing line loan facility provided for by this Agreement.

“Cure Amount” shall have the meaning assigned to such term in the last paragraph of Article VII.

“Date of Determination” shall mean the last day of any fiscal quarter of the Borrower, starting with the last day of the first full fiscal quarter of the Borrower following the Closing Date.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.07.

“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Line Loans and Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Development” shall mean Tallgrass Development, LP, a Delaware limited partnership.

“Development Credit Agreement” shall mean that certain Credit Agreement dated as of November 13, 2012, by and among Tallgrass Operations, LLC, Development (formerly known as Tallgrass Energy Partners, LP), Barclays Bank PLC, as Administrative Agent, and the lenders and agents party thereto, as amended by the First Amendment to the Credit Agreement dated as of the Closing Date, as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Dispositions” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith in an amount (determined by reference to the fair market value of such property), for any transaction or series of related transactions, in excess of $1,000,000 (provided that the aggregate amount for all transactions or series of related transactions not in excess of $1,000,000 and so excluded from Dispositions shall not exceed $5,000,000 in the aggregate after the Closing Date). “Dispose” shall have a correlative meaning.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Latest Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Latest Maturity Date.

“Documentation Agent” shall mean Barclays Bank, PLC in its capacity as documentation agent.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Drop-Down Acquisition” shall mean any acquisition by the Borrower or one or more of its Subsidiaries of property or assets (including Equity Interests of any Person but excluding capital expenditures or acquisitions of inventory or supplies in the ordinary course of business) from Development or any its subsidiaries or Affiliates (other than the Borrower or any of its Subsidiaries).

“Eligible Assignee” shall mean any Person other than a natural Person or the Borrower or any of its Affiliates that is (i) a Lender, an Affiliate of any Lender or an Approved Fund (any two or more related Approved Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course.

“Engagement Letter” shall mean the Engagement Letter dated March 22, 2013 between the Borrower and the Arrangers, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Environmental Laws” shall mean any and all Laws relating to pollution, the preservation and protection of natural resources (including, without limitation, threatened or endangered species and wetlands) or the environment, or the generation, use, handling, transportation, storage, treatment, or Release of or exposure to Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit required under any Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 or 303 of ERISA and Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation), (b) the failure of any Plan to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA), (e) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the complete or partial withdrawal of the Borrower or any Restricted Subsidiaries or their required ERISA Affiliates from any Plan or Multiemployer Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or to appoint a trustee to administer any Plan, (h) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f) of the Code, (i) the receipt by the Borrower or any Restricted Subsidiary or any of their required ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any Restricted Subsidiary or any of their required ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (j) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the Borrower or any Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any Restricted Subsidiary could otherwise be liable, (k) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303(k) or 4068 of ERISA on any property (or rights to property, whether real or personal) of the Borrower or any Restricted Subsidiary or any of their required ERISA Affiliates or (l) any other event or condition with respect to a Plan or Multiemployer Plan that would materially affect the business of the Borrower or any Restricted Subsidiary taken as a whole.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Reserve Adjusted Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to (x) the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (or the successor thereto if the British Banker’s Association is no longer making Interest Settlement Rates available) for deposits in Dollars or (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates, in each case, for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to first class banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period. Notwithstanding the foregoing, on any date of determination the Eurodollar Rate shall be no less than 0.00%.

“Events of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties, (a) income or franchise Taxes imposed on (or measured by) its overall net income (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(a)), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender under laws in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.19(e)(i) or Section 2.19(e)(ii), except, in each case, to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.19(a), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Commitment” shall have the meaning assigned to such term in Section 2.25(a).

“Existing Loans” shall have the meaning assigned to such term in Section 2.25(a).

“Extended Commitment” shall have the meaning assigned to such term in Section 2.25(a).

“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.25(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.25(b).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.25(c).

“Extension Date” shall have the meaning assigned to such term in Section 2.25(d).

“Extension Election” shall have the meaning assigned to such term in Section 2.25(b).

“Extension Request” shall have the meaning assigned to such term in Section 2.25(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Revolving Credit Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“FERC” shall mean the Federal Energy Regulatory Commission, or its successor.

“Financial Covenants” shall mean the covenants set forth in Sections 6.10 and 6.11.

“Financial Covenant Compliance” shall mean, as of any date of determination, that the Borrower is in compliance with the covenant levels set forth in the Financial Covenants as of the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Sections 5.04(a)(i) or 5.04(a)(ii), in each case recalculated to give effect to (i) Total Debt as of such date of determination and any concurrent incurrence of any Indebtedness (including any commitments that are being incurred on such date of determination, assuming the borrowing of the entire amount thereof on such date), (ii) Unrestricted Cash as of such date of determination after giving effect to any event for which Financial Covenant Compliance is being determined (but not any increase in Unrestricted Cash attributable to any Indebtedness being so incurred), (iii) in the case of any calculation under Section 6.04(g), any such Permitted Acquisition permitted thereunder occurring after the end of such Applicable Period, in each case, as if such events had occurred on the first day of the Applicable

Period in respect of such calculations and remained in effect on the last day of the Applicable Period, (iv) in the case of any calculation under Section 6.04(l), the acquisition of any Equity Interests in Pony Express and any adjustments to Consolidated Net Income and/or Consolidated EBITDA relating to such acquisition occurring after the end of such Applicable Period, in each case, as if such events had occurred on the first day of the Applicable Period in respect of such calculations and remained in effect on the last day of the Applicable Period and (v) any other Permitted Acquisition permitted hereunder occurring after the end of such Applicable Period, in each case, as if such events had occurred on the first day of the Applicable Period in respect of such calculations and remained in effect on the last day of the Applicable Period.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Flood Insurance Laws” shall have the meaning assigned to such term in Section 5.02(c).

“Foreign Lender” shall mean any Lender that is not a “United States person” as such term is defined in Section 7701(a)(30) of the Code.

“Foreign Pension Plan” shall mean any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority, and which is subject to the laws of any jurisdiction outside the United States.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to each Issuing Bank, such Defaulting Lender’s Pro Rata Percentage of the L/C Exposure with respect to Letters of Credit issued by such Issuing Bank, and, with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Percentage of the Swing Line Exposure with respect to Swing Line Loans made by the Swing Line Lender, other than L/C Exposure or Swing Line Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“GAAP” shall mean United States generally accepted accounting principles applied on a basis consistent with the financial statements delivered pursuant to Section 4.02(h).

“General Partner” shall mean Tallgrass MLP GP, LLC, a Delaware limited liability company, the sole general partner of the Borrower, and the holder of 100% of the general partnership units of the Borrower on the Closing Date.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental department, authority, instrumentality, regulatory body or other agency.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit G, among the Borrower, the Guarantors party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantor” shall mean the Borrower and each existing and subsequently acquired or organized direct or indirect Wholly Owned Domestic Subsidiary of the Borrower; provided that if at any time any Subsidiary is designated as an Unrestricted Subsidiary pursuant to and in accordance with Section 5.14, thereafter, such Person shall not be deemed a Guarantor.

“Hazardous Materials” shall mean all hazardous or toxic substances, wastes, pollutants or other substances defined, listed or regulated as hazardous or toxic or similar designation under any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hydrocarbons” shall mean crude oil, natural gas, natural gas liquids, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Immaterial Restricted Subsidiary” shall mean any Restricted Subsidiary designated by the Borrower as an Immaterial Restricted Subsidiary if and for so long as such Immaterial Restricted Subsidiary, together with all other Immaterial Restricted Subsidiaries so designated as Immaterial Restricted Subsidiaries, does not have (a) total assets at such time exceeding 5% of the Consolidated Total Assets and (b) total revenues and operating income for the most recent 12-month period for which financial statements are available exceeding 5% of the total revenues and operating income for the most recent 12-month period of the Borrower and its Restricted Subsidiaries, on a consolidated basis; provided that any Restricted Subsidiary would not be an Immaterial Restricted Subsidiary to the extent the above required terms are not satisfied; provided, further, that the Borrower may designate any Immaterial Restricted Subsidiary as a Material Restricted Subsidiary in order to cause the above required terms to be satisfied.

“Improvements” shall have the meaning assigned to such term in the Mortgages.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.24(a).

“Incremental Borrowing” shall mean a Borrowing comprised of Incremental Loans.

“Incremental Lender” shall mean a Lender with an Incremental Loan Commitment or an outstanding Incremental Loan.

“Incremental Loan Amount” shall mean $100,000,000.

“Incremental Loan Assumption Agreement” shall mean an Incremental Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Lenders.

“Incremental Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Revolving Loans to the Borrower.

“Incremental Loans” shall mean Borrowings comprised of Revolving Loans made by one or more Lenders to the Borrower pursuant to such Lender’s Incremental Loan Commitment in Section 2.24.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds (other than surety, appeal or performance bonds to the extent that such surety, appeal or performance bonds do not constitute or result in the incurrence of reimbursement obligations payable by such Person), debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all Synthetic Lease Obligations of such Person, (i) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (j) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (valued at the greater of its voluntary or involuntary liquidation preference plus any accrued and unpaid dividends), (k) all obligations of such Person as an account party in respect of letters of credit and (l) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable for such Indebtedness pursuant to applicable law or the relevant partnership agreement.

“Indemnified Taxes” shall mean Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Operation Date” shall mean the date on which the Pony Express Material Project is first placed into commercial operation and has commenced generating revenue for Pony Express.

“Intellectual Property” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Election Notice” shall mean an Interest Election Notice, delivered by the Borrower pursuant to Section 2.10, substantially in the form of Exhibit D.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (c) with respect to any Swing Line Loan, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (and if available to all Lenders holding such Borrowings, nine or twelve months thereafter), as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean, as the context may require, (a) each bank or financial institution listed on Schedule 2.02, acting through any of its respective Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“JV HoldCo” shall mean a Restricted Subsidiary that is a Wholly Owned Subsidiary of Operations and that holds an investment in a Person that is made pursuant to Section 6.04(k).

“L/C Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Extension Notice” shall mean a L/C Extension Notice delivered by the Borrower pursuant to Section 2.23 and substantially in the form of Exhibit E.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Latest Maturity Date” shall mean, at any Date of Determination, the latest maturity date or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Loans as extended in accordance with this Agreement from time to time.

“Law” means any federal, state, regional or local constitution, statute, code, law, rule, or regulation, or any judgment, permit, order, ordinance, writ, injunction, or decree of, any Governmental Authority.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance), (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance and (c) the Swing Line Lender.

“Letter of Credit” shall mean any standby letter of credit issued pursuant to Section 2.23.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, each Incremental Loan Assumption Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e), the Engagement Letter, any certificates delivered in connection with the foregoing and any other document from time to time executed in connection with the foregoing that is designated as a “Loan Document”.

“Loan Parties” shall mean the Borrower and each Restricted Subsidiary that is a Guarantor.

“Loans” shall mean the Revolving Loans and the Swing Line Loans.

“LP Agreement” shall mean the Limited Partnership Agreement of the Borrower, dated as of the Closing Date, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent an Event of Default under paragraph (n) of Article VII has not occurred as a result of such amendment, restatement, amendment and restatement, supplement or other modification.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Limited Partnership” shall mean any Person that is a publicly traded limited partnership or limited liability company that is properly treated as a partnership for U.S. federal income tax purposes by virtue of meeting the requirements of Section 7704(c)(1) of the Code.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, financial condition or operating results of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or the Restricted

Subsidiaries, taken as a whole, to perform any of their material obligations under the Loan Documents to which they are parties or (c) a material impairment of the rights and remedies of or benefits available to the Lenders or the Administrative Agent or Collateral Agent under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Material Leased Real Property” shall mean each of the leased Real Properties of the Loan Parties specified on Schedule 3.20(b) and on any date of determination, any leased Processing Plants and any other Real Property leased by any Loan Party, or group of related tracts of Real Property, leased (whether leased in a single transaction or in a series of transactions) by any Loan Party, in each case where the fair market value of such lease (including the fair market value of improvements owned by such Person and located thereon) on such date of determination exceeds $15,000,000.

“Material Non-Public Information” shall mean material non-public information with respect to the Borrower, its Subsidiaries or any of their securities.

“Material Projects” shall mean, collectively, the Pony Express Material Project and any other capital project of the Borrower or any of its Restricted Subsidiaries the aggregate cost of which (inclusive of capital costs expended prior to the acquisition, construction or expansion thereof) is reasonably expected by the Borrower to exceed, or exceeds, $5,000,000.

“Material Real Property” shall mean each of the owned Real Properties of the Loan Parties specified on Schedule 1.01(a) and on any date of determination, any owned Processing Plants and any other Real Property owned in fee by any Loan Party, or group of related tracts of Real Property, acquired (whether acquired in a single transaction or in a series of transactions) or owned by any Loan Party, in each case having a fair market value (including the fair market value of improvements owned or leased by such Person and located thereon) on such date of determination exceeding $15,000,000.

“Material Restricted Subsidiary” shall mean any Restricted Subsidiary other than any Immaterial Restricted Subsidiary.

“Maturity Date” shall mean the fifth anniversary of the Closing Date.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Midstream Services” shall mean the treatment, processing, gathering, dehydration, compression, fractionating, blending, transportation, storage, transmission, marketing, buying or selling or other disposition, whether for such Person’s own account or for the account of others, of oil, natural gas, natural gas liquids or other liquid or gaseous Hydrocarbons, including that used for fuel or consumed in the foregoing activities.

“Minimum Collateral Amount” shall mean, at any time, cash collateral consisting of cash or deposit account balances in an amount equal to 105% of the Fronting Exposure of any Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

“MLP IPO” shall mean an initial underwritten public offering of common units representing limited partnership interests of the Borrower, whereby the Borrower qualifies as a Master Limited Partnership, pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Modification Requirements” shall mean each of the conditions precedent to the incurrence of additional Indebtedness pursuant to Section 2.24 set forth on Schedule 1.01(b).

“Mortgage Policies” shall have the meaning assigned to such term in Section 5.15(b)(ii).

“Mortgaged Properties” shall mean, as of the Closing Date, the owned Real Properties of the Loan Parties specified on Schedule 1.01(a), and shall include each other parcel of Real Property and improvements thereto with respect to which a Mortgage is or is required to be granted pursuant to Section 5.12.

“Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 4.02(d), Section 5.12 or Section 5.15 each substantially in the form of Exhibit M.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable by the Borrower in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) any amount thereof prohibited by FERC to be applied to the prepayment of Indebtedness and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset and other than any Loans hereunder); provided, however, that, if (x) other than with respect to the Net Cash Proceeds from the abandonment and sale of the Pony Express Designation Assets to Development, the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent not later than the third Business Day following the receipt by the Borrower or any Restricted Subsidiary of such cash proceeds setting forth the Borrower’s intent to reinvest (or to cause its Restricted Subsidiaries to reinvest) such proceeds in productive assets of a kind then used or usable in the business of the Borrower or any Restricted Subsidiary (or 100% of the Equity Interests of any entity that shall become a Restricted Subsidiary hereunder that owns such productive assets) within 360 days of receipt of such proceeds and in each case such proceeds are used for such reinvestment within such 360 day period (or, if committed to be so used within such period, are so reinvested within a further 180 days thereafter) and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such period, at which time such proceeds shall be deemed to be Net Cash Proceeds; (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs and other expenses incurred in connection therewith; and (c) with respect to any Casualty Event Receipt, the net cash proceeds thereof (determined in accordance with the definition of “Casualty Event Receipt”) received by or paid to or for the account of (but after taking into account clause (x) of the definition of “Casualty Event Receipt”) the Borrower or any Restricted Subsidiary; provided further, however, for the avoidance of doubt any actual reimbursement payments received in connection with the abandonment and sale of the Pony Express Designation Assets, including the reimbursement of actual costs incurred and paid by the Borrower and the Restricted Subsidiaries to abandon the existing natural gas facilities on the TIGT Pipeline System, to construct facilities necessary to maintain existing natural gas service on the TIGT Pipeline System and to obtain gas pipeline transportation services from other interstate pipelines, are not Net Cash Proceeds.

“Non-Defaulting Lender” shall mean any Lender other than a Defaulting Lender.

“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.25(e).

“NPL” shall mean the National Priorities List under CERCLA.

“Obligations” shall mean all “Secured Obligations” as defined in the Guarantee and Collateral Agreement and the other Security Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.23.

“Omnibus Agreement” shall mean the Omnibus Agreement dated as of the Closing Date, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Operations” shall mean Tallgrass MLP Operations, LLC, a Delaware limited liability company.

“Organizational Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court, intangible, recording, filing, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 9.04(f).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit K.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g).

“Permitted Business” shall mean the business conducted (or proposed to be conducted) by the Borrower and the Restricted Subsidiaries as of the date of this Agreement, and all business that is reasonably similar or ancillary thereto and reasonable extensions thereof, including, without limitation, gathering, transporting (by barge, pipeline, ship, truck, rail or other modes of Hydrocarbon transportation), treating, storing, processing, dehydrating, fractionating, marketing, distributing, storing or otherwise handling Hydrocarbons, and constructing pipeline, treating, terminalling, storage, processing, fractionation, dehydration and other facilities related to the foregoing.

“Permitted Drop-Down Acquisition” shall mean any Drop-Down Acquisition approved by the Conflicts Committee after the Closing Date; provided that all such Drop-Down Acquisitions, taken in the aggregate and not individually, are on terms and conditions reasonably fair in all material respects to the Borrower and its Restricted Subsidiaries in the good faith judgment of the Conflicts Committee.

“Permitted Encumbrances” shall mean with respect to each Real Property, Pipeline System and Processing Plant, those Liens permitted by paragraphs (a), (b), (c), (d), (e), (g), (h), (i), (j), or (m) of Section 6.02.

“Permitted Holders” shall mean (i) Tallgrass GP Holdings, LLC, (ii) Tallgrass Holdings, LLC, (iii) Tallgrass KC, LLC, (iv) Kelso & Company, (v) MTP Energy KMAA LLC, (vi) any Affiliated fund, holding company or investment vehicle of any Person in clauses (i) through (v), and (vii) David G. Dehaemers, Jr., and any entity (including, without limitation, any trust, limited liability company, and partnership) established by him, or on his behalf, for estate planning purposes.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;

(b) investments in commercial paper maturing within twelve months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within twelve months from the date of acquisition thereof issued or guaranteed by or placed with, and demand, savings and money market deposit accounts issued or offered by, the Administrative Agent or any Affiliate of the Administrative Agent, any Arranger or any Affiliate of any Arranger or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-2” (or the then equivalent grade) by Moody’s or “A-2” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, at least 95% of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Permitted Junior Debt” shall mean unsecured Indebtedness incurred by the Borrower or the Guarantors; provided, that (i) the Borrower shall be in Financial Covenant Compliance before and after giving effect to the incurrence of such Indebtedness, (ii) such unsecured Indebtedness shall not be guaranteed by any Person that is not a Guarantor or obligor hereunder, (iii) such Indebtedness shall not mature and no installments of principal in excess of 1.00% per annum shall be due and payable on such Indebtedness prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) such Indebtedness shall have no financial maintenance covenants that are more restrictive than the Financial Covenants, (v) the definitive documentation for such Indebtedness shall not include other covenants materially more onerous to the Borrower and the Guarantors than the covenants for the Revolving Facility provided for in this Agreement, taken as a whole, and (vi) such Indebtedness shall have no mandatory prepayment or redemption provisions other than prepayments required as a result of a change in control or non-ordinary course asset sale.

“Permitted Liens” shall have the meaning assigned to such term in Section 3.07(a).

“Permitted Refinancing Debt” shall mean any modification, refinancing, refunding, renewal or extension of any Indebtedness; provided, that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (ii) such modification, refinancing, refunding, renewal or extension (A) has a final maturity date the same as or later than the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (B) has a weighted average life to maturity the same as or greater than the weighted average life to maturity of the Indebtedness so modified, refinanced, refunded, renewed or extended; (iii) at the time thereof, no Default or Event of Default shall have occurred and be continuing; (iv) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured and/or subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is unsecured and/or subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (v) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, such modification, refinancing, refunding, renewal or extension is secured by no more collateral than the Indebtedness being modified, refinanced, refunded, renewed or extended and (vi) the obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended are not changed.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior or subordinated unsecured notes; provided that (i) such Indebtedness is issued, incurred or otherwise obtained solely to refinance in whole or part Revolving

Loans or Revolving Credit Commitments which commitments are then terminated pursuant to the terms hereof (such refinanced Indebtedness, “Refinanced Debt”), and the proceeds thereof shall be applied in accordance with Section 2.12(c) to the extent required thereby; provided, that such Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Credit Commitments, the applicable amount thereof), plus accrued and unpaid interest, any premium, and fees and expenses reasonably incurred in connection therewith, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred, (iii) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any Restricted Subsidiary and (iv) such Indebtedness is not guaranteed by any Person other than the Borrower and the Guarantors.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Pipeline Real Property” shall mean all easements, rights of way, and other Real Property or interests therein comprising any part of the Hydrocarbon transmission and gathering pipelines of the Borrower, Operations, the Acquired Businesses, the Subsidiaries of the Borrower and the subsidiaries of Operations and the Acquired Businesses or upon which any part of such transmission and gathering pipelines has been built, passes over or through or which is used in or reasonably necessary for the operation thereof.

“Pipeline System” shall mean the Hydrocarbon transmission and gathering pipeline systems and related facilities (including any Processing Plants, fractionating, storage, compression and metering facilities) of the Borrower, Operations, the Acquired Businesses, the Subsidiaries of the Borrower and the subsidiaries of Operations and the Acquired Businesses.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Sections 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pony Express” shall mean Tallgrass Pony Express Pipeline LLC, a Delaware limited liability company.

“Pony Express Adjustment Limit” shall mean $190,000,000.

“Pony Express Designation Assets” shall mean the Pipeline System, related Pipeline Real Property and other related contracts, properties and assets, in each case relating to the Pony Express Material Project and described on Schedule 1.01(c).

“Pony Express HoldCo” shall mean a Restricted Subsidiary that is a Wholly Owned Subsidiary of Operations and that holds an investment in Pony Express that is made pursuant to Section 6.04(l).

“Pony Express Material Project” shall mean the conversion of approximately 430-miles of the existing Pipeline System from natural gas to crude oil service, and constructing a pipeline extension from the converted existing Pipeline System that is currently planned to terminate in Ponca City, Oklahoma, and Cushing, Oklahoma.

“Pony Ramp Up Percentage” shall mean, as of any Date of Determination, the percentage represented by (x) average daily revenue actually being earned by Pony Express pursuant to all binding shipping contracts as of the applicable Date of Determination, based upon the 30-day period ending on such date, divided by (y) the average daily revenue reasonably projected by the Borrower after the achievement of Commercial Operation of the Pony Express Material Project under all binding shipping contracts, in the case of each of clauses (x) and (y), as reasonably determined by the Borrower in good faith and as approved by the Administrative Agent (such approval not to be unreasonably withheld) and calculated in a manner consistent with the revenue levels used in determining Projected Consolidated EBITDA for the Pony Express Material Project or the Projected Pony Express Distributable Amount, as applicable.

“Prepayment Notice” shall mean a Prepayment Notice delivered by the Borrower pursuant to Section 2.11 and substantially in the form of Exhibit F.

“Pricing Grid” shall mean the following pricing grid:

Category	Total Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurodollar Loans
1	Less than or equal to 3.00:1.00	1.00%	2.00%

2	Greater than 3.00:1.00 but less than or equal to 3.50:1.00	1.25%	2.25%

3	Greater than 3.50:1.00 but less than or equal to 4.00:1.00	1.50%	2.50%

4	Greater than 4.00:100 but less than or equal to 4.50:1.00	1.75%	2.75%

5	Greater than 4.50:1.00	2.00%	3.00%

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Processing Plants” shall mean, collectively, (a) the Hydrocarbon treating and processing plants located in Natrona County, Wyoming, Converse County, Wyoming and Fremont County, Wyoming and (b) any other material plants, processing and compressor stations and terminals now or hereafter owned or leased, as applicable, by the Loan Parties.

“Projections” shall mean the projections of the Borrower and its Restricted Subsidiaries included in the Confidential Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of its Restricted Subsidiaries prior to the Closing Date.

“Projected Consolidated EBITDA” shall mean, in respect of any Material Project, the projected Consolidated EBITDA attributable to such Material Project for the first full 12-month period following the Scheduled Commercial Operation Date of such Material Project, such amount to be determined by the Borrower in good faith and approved by the Administrative Agent (such approval not to be unreasonably withheld) based upon projected revenues that are reasonably likely on the basis of sound financial planning practice and Prudent Industry Practices, the creditworthiness and applicable projected volumes of the prospective customers, capital and other costs, operating and administrative expenses, the Scheduled Commercial Operation Date, commodity price assumptions, the class and amount of Equity Interests of such Material Project owned, directly or indirectly, by the Borrower and other factors reasonably deemed appropriate by the Borrower in good faith and as approved by the Administrative Agent (such approval not to be unreasonably withheld); provided that, in the case of the Pony Express Material Project, at least 65% of the aggregate amount of such projected revenues shall be derived from Qualifying Shipper Contracts with Qualifying Shipper Counterparties.

Notwithstanding the foregoing, in connection with the calculation of any Consolidated EBITDA Material Project Adjustment on any Date of Determination in respect of any Material Project, Projected Consolidated EBITDA for such Material Project shall be deemed to be zero unless the Borrower certifies to the Administrative Agent in good faith in the Compliance Certificate delivered pursuant to Section 5.04(a)(iii) in connection with such Date of Determination that no event or condition has occurred or exists that could reasonably be expected to result in any materially adverse change to the Projected Consolidated EBITDA relating to such Material Project (including, without limitation, any materially adverse changes to the creditworthiness and applicable projected volumes of the prospective customers), or, if the Borrower is unable to make such certification or determines that the Projected Consolidated EBITDA has increased, the Borrower provides the Administrative Agent with written and revised pro forma projections of the Projected Consolidated EBITDA attributable to such Material Project recalculated by the Borrower in good faith and taking into account any such event or condition, which revised projections shall then be used to determine the Projected Consolidated EBITDA as set forth in the first paragraph of this definition in respect of such Material Project if approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Projected Pony Express Distributable Amount” shall mean the cash that is projected to be distributed by Pony Express to the Borrower or a Restricted Subsidiary of the Borrower as a dividend or other distribution for the first full 12-month period following the Scheduled Commercial Operation Date of the Pony Express Material Project, such amount to be determined by the Borrower in good faith and approved by the Administrative Agent (such approval not to be unreasonably withheld) based upon projected revenues from Qualifying Shipper Contracts with Qualifying Shipping Counterparties or to otherwise be reasonably likely on the basis of sound financial planning practice and Prudent Industry Practices, the creditworthiness and applicable projected volumes of the prospective customers, capital and other costs, operating and administrative expenses, the Scheduled Commercial Operation Date, commodity price assumptions, the class and amount of Equity Interests of Pony Express owned, directly or indirectly, by the Borrower and other factors reasonably deemed appropriate by the Borrower in good faith and as approved by the Administrative Agent (such approval not to be unreasonably withheld), and in each case after deducting or accounting for (a) all projected operating and maintenance costs, changes in working capital and taxes payable in connection with the Pony Express Material Project and (b) all scheduled maintenance or sustaining capital expenditures for Pony Express and its subsidiaries, in each case, during such first full 12-month period following the Scheduled Commercial Operation Date; provided that, at least 65% of the aggregate amount of such projected distributable amounts shall be derived from revenues generated by Qualifying Shipper Contracts with Qualifying Shipper Counterparties.

Notwithstanding the foregoing, in connection with the calculation of Consolidated Net Income on any Date of Determination, the Projected Pony Express Distributable Amount shall be deemed to be zero unless the Borrower certifies to the Administrative Agent in good faith in the Compliance Certificate delivered pursuant to Section 5.04(a)(iii) in connection with such Date of Determination that no event or condition has occurred or exists that could reasonably be expected to result in any materially adverse change to the Projected Pony Express Distributable Amount (including, without limitation, any materially adverse changes to the creditworthiness and applicable projected volumes of the prospective customers), or, if the Borrower is unable to make such certification or determines that the Projected Pony Express Distributable Amount has increased, the Borrower provides the Administrative Agent with written and revised pro forma projections of the Projected Pony Express Distributable Amount recalculated by the Borrower in good faith and taking into account any such event or condition, which revised projections shall then be used to determine the Projected Pony Express Distributable Amount as set forth in the first paragraph of this definition if approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Prudent Industry Practices” shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the Midstream Services industry in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, sound engineering practices, reliability, safety and expedition. “Prudent Industry Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable principles, methods and acts generally accepted in the United States, having due regard for, among other things, the requirements or guidance of Governmental Authorities, applicable laws, equipment manufacturers, industry organizations and the requirements of insurers.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualified Counterparty” shall mean, with respect to any Hedging Agreement, any counterparty thereto that at the time such Hedging Agreement was entered into was a Lender, an Agent or an Arranger, or an Affiliate of any of the foregoing.

“Qualifying Acquisition” shall mean any Permitted Acquisition with Acquisition Consideration of at least $50,000,000.

“Qualifying Shipper Contracts” shall mean, in connection with the Pony Express Material Project, a binding and enforceable contract for Midstream Services governed by the laws of the United States of America, any State thereof or the District of Columbia and entered into between any Loan Party and a Qualifying Shipper Counterparty that is consistent with Prudent Industry Practices and provides for Midstream Services on a firm commitment basis for an initial term of not less than five (5) years to be provided by the Borrower or the applicable Restricted Subsidiary to the Qualifying Shipper Counterparty in connection with additional capacity or Pipeline Systems that are the subject of the Pony Express Material Project.

“Qualifying Shipper Counterparties” shall mean (a) Specified Shippers or (b) any Person (or any Controlled Affiliate of such Person) incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia that in the ordinary course of its business contracts for Midstream Services and such Person either has a public corporate credit rating and corporate family rating no lower than BBB- from S&P and Baa3 from Moody’s or has provided credit support consistent with Prudent Industry Practices and acceptable to the Borrower in good faith in favor of the Borrower or the applicable Restricted Subsidiary in connection with any shipping contract entered into with such Person, which credit support shall be comprised of either (x) a guarantee from an Affiliate of such Person that has a public corporate credit rating and corporate family rating of no lower than BBB- from S&P and Baa3 from Moody’s or (y) one or more surety or performance bonds or a letter or letters of credit from any domestic office of any financial institution or commercial bank organized under the laws of the United States of America, any State thereof or the District of Columbia that has a public corporate credit rating and corporate family rating of no lower than BBB+ from S&P and Baa1 from Moody’s.

“Rate” shall have the meaning assigned to such term in the definition of “Type.”

“Real Property” shall mean collectively, all right, title and interest of the Borrower or any Restricted Subsidiary in and to any and all parcels of real property owned or leased by the Borrower or any other Restricted Subsidiary together with all Improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Permitted Unsecured Refinancing Debt.”

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Documents” shall mean the Contribution Agreement, Omnibus Agreement and the LP Agreement.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the environment.

“Required Lenders” shall mean, at any time, Lenders having Loans (other than Swing Line Loans) outstanding, L/C Exposure, Swing Line Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of all Loans (other than Swing Line Loans) outstanding, L/C Exposure, Swing Line Exposure and unused Revolving Credit Commitments at such time; provided that the Loans, L/C Exposure, Swing Line Exposure or unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Reserve Adjusted Eurodollar Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, a fluctuating rate per annum equal to the product of (i) the Eurodollar Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary, and any purchase, redemption or other acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) of any Equity Interests of the Borrower or any Restricted Subsidiary or any direct or indirect parent of the Borrower or any Restricted Subsidiary. Without limiting the foregoing, any designation of a Restricted Subsidiary as an Unrestricted Subsidiary solely to facilitate the making of a dividend or other distribution that would have been a Restricted Payment shall be deemed to be a Restricted Payment for purposes of this Agreement.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Letters of Credit as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment or in any Incremental Loan Assumption Agreement, as applicable, as the same may be (a) increased by the Incremental Loan Commitment of such Lender, if any, (b) reduced from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swing Line Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Facility” shall mean the revolving credit facility provided for in this Agreement.

“Revolving Loan Note” shall mean a Revolving Loan Note delivered by the Borrower pursuant to Section 2.04(e) and substantially in the form of Exhibit C.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Scheduled Commercial Operation Date” shall mean, with respect to any Material Project, the date originally scheduled as the day on which such Material Project shall achieve Commercial Operation as specified in the notice to be delivered to the Administrative Agent with respect to such Material Project as specified in the second paragraph of the definition of Consolidated EBITDA Material Project Adjustment.

“Secured Hedging Agreement” shall mean any interest rate or commodity Hedging Agreement entered into by any Loan Party and any Qualified Counterparty; provided that, notwithstanding anything to the contrary herein or in any other Loan Document, (i) at any time that any Hedging Agreement is entered into that is intended to be secured by the Collateral, the Borrower shall notify the Administrative Agent of the Qualified Counterparty party thereto and (ii) if reasonably requested by the Administrative Agent, in each case, in order to preserve and protect the priority of the Lien of the Collateral Agent for the benefit of the Secured Parties securing the Obligations under the Security Documents, the Borrower shall take such further actions as may be contemplated by Section 5.12.

“Secured Parties” shall mean, collectively, the Agents, the Arrangers, the Issuing Banks, the Lenders, each Qualified Counterparty, each Indemnitee and any other “Secured Party” as defined in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Solvency Certificate” shall mean the Solvency Certificate substantially in the form attached hereto as Exhibit L.

“Solvent” shall have the meaning assigned to such term in the Solvency Certificate.

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Equity Contribution” shall have the meaning assigned to such term in the last paragraph of Article VII.

“Specified Existing Commitment” shall have the meaning assigned to such term in Section 2.25(a).

“Specified Shippers” shall mean the counterparties that have entered into Throughput and Deficiency Agreements with Pony Express as of the Closing Date and those customers that have been previously disclosed to the Administrative Agent prior to the Closing Date as the five (5) largest customers by revenue for each of the Acquired Businesses prior to the Closing Date.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean the collective reference to any Indebtedness of the Borrower or any of the Restricted Subsidiaries subordinated in right of payment to the Obligations and containing such other terms and conditions, in each case, as are satisfactory to the Administrative Agent.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, directly or indirectly by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Swing Line Borrowing” shall mean a Borrowing comprised of Swing Line Loans.

“Swing Line Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit B-2.

“Swing Line Commitment” shall mean, with respect to each Swing Line Lender, the commitment of such Swing Line Lender to make Swing Line Loans pursuant to Section 2.22(a). The aggregate amount of the Swing Line Commitments on the Closing Date is $40,000,000.

“Swing Line Exposure” shall mean at any time the aggregate principal amount of all outstanding Swing Line Borrowings at such time.

“Swing Line Lender” shall mean Barclays, in its capacity as a lender of Swing Line Loans and its successors and permitted assigns hereunder.

“Swing Line Loans” shall mean the Swing Line loans made to the Borrower pursuant to Section 2.22(a).

“Syndication Agent” shall mean WF, in its capacity as syndication agent.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TIGT” shall mean Tallgrass Interstate Gas Transmission, LLC, a Colorado limited liability company.

“TMLLC” shall mean Tallgrass Midstream, LLC, a Delaware limited liability company.

“Total Debt” shall mean, at any time, (a) the total Indebtedness (excluding Indebtedness of the type described in clause (h), clause (i), clause (j) and clause (k) of the definition of Indebtedness, except, in the case of clause (k), to the extent of any unreimbursed drawings thereunder) of the Borrower and the Restricted Subsidiaries at such time; and minus (b) Unrestricted Cash of up to $5,000,000.

“Total Leverage Ratio” shall mean, as of any date (including any Date of Determination) for the Applicable Period related thereto, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDA for such Applicable Period.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment as of the Closing Date is $500,000,000.

“Transaction Costs” shall mean all fees and expenses incurred in connection with the consummation of the Transactions.

“Transaction Documents” shall mean the Related Documents and the Loan Documents.

“Transactions” shall mean (a) the Acquisition in exchange for the following consideration: (x) the issuance to Development of common and subordinated units in the Borrower (plus the net cash proceeds from the exercise of the underwriters’ overallotment option or additional common units in the Borrower to the extent the underwriters’ overallotment option is not exercised), (y) the assumption by the Borrower of $400,000,000 of Indebtedness under the Development Credit Agreement and (z) payment by the Borrower of approximately $61,000,000 to Tallgrass Operations, LLC as reimbursement for a portion of the capital expenditures made by Tallgrass Operations, LLC to purchase the Acquired Businesses, (b) the consummation of the MLP IPO, (c) the issuance of certain general partnership interests and incentive distribution rights in the Borrower to Tallgrass MLP GP, LLC, (d) the repayment of the $400,000,000 of Indebtedness under the Development Credit Agreement assumed in connection with the Acquisition and (e) the payment of Transaction Costs.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Reserve Adjusted Eurodollar Rate and the Alternate Base Rate.

“U.S. Tax Compliance Certificate” shall mean a certificate substantially in the form of Exhibit J.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001 and as modified, amended, supplemented or restated from time to time)).

“Unrestricted Cash” shall mean on any date (including any Date of Determination), the sum of the amount of cash and Permitted Investments of the Borrower and each Restricted Subsidiary that is a Domestic Subsidiary, as set forth on the balance sheet of the Borrower and its Restricted Subsidiaries (it being understood that such amount shall exclude in any event (i) any cash or Permitted Investments identified on such balance sheet as “restricted” (other than cash or Permitted Investments restricted in favor of the Secured Parties), (ii) any amount to the extent any use thereof for application to the payment of Indebtedness under the Loan Documents is restricted or prohibited by Law or contract and (iii) any cash or Permitted Investments that are not subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties (which cash will be deemed to be subject to such a security interest if it is deposited in a deposit account or securities account in which the Collateral Agent for the benefit of the Secured Parties has a perfected security interest)).

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the Closing Date; provided, that none of the Acquired Businesses may be designated as an Unrestricted Subsidiary.

“Voting Stock” of any specified Person as of any date shall mean the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“WF” shall have the meaning assigned to such term in the definition of “Arrangers.”

“Wholly Owned Restricted Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Restricted Subsidiary.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders; provided, further, that obligations relating to a lease that were accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease Obligation. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article VI shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”.

SECTION 1.03 Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions, (ii) are reasonably foreseeable and factually supportable and (iii) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent.

SECTION 1.04 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on or after the Closing Date, and until the earlier of the Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

SECTION 2.02 Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments (or, in the case of Swing Line Loans, ratably in accordance with their respective Swing Line Commitments); provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.02(f), 2.08 and 2.14, each Borrowing (other than a Borrowing of Swing Line Loans which shall be comprised entirely of ABR Loans) shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten (10) Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f) and Swing Line Loans, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, but is not required to, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing or Swing Line Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(f) If the applicable Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to Borrowing set forth in Sections 4.01(b) and 4.01(c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing, and (ii) if such conditions precedent to Borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of such Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03 Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f) or a Borrowing of Swing Line Loans under Section 2.22 as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three (3) Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, on the Business Day prior to the requested date of a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Revolving Credit Borrowing or Incremental Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that, until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), the Borrower shall not be permitted to request a Eurodollar Borrowing with an Interest Period in excess of one month); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Swing Line Loan of such Swing Line Lender then outstanding on the earlier of the Maturity Date and the first date after such Swing Line Loan is made that is the 15th or the last day of a calendar month and is at least five (5) Business Days after such Swing Line Loan is made; provided that on each date that a Revolving Loan Borrowing is made, the Borrower shall repay all Swing Line Loans then outstanding and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) Subject to Section 9.04(d), which shall control in all cases, the Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05 Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, (i) a commitment fee (a “Revolving Credit Commitment Fee”), initially equal to 0.375% per annum on the daily unused amount of the Revolving Credit Commitment (reduced by the face amount of Letters of Credit issued and outstanding) of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the Maturity Date or the date on which the Revolving Credit Commitments of such Lender shall expire or be terminated); provided, that after the first full fiscal quarter after the Closing Date, the commitment fees shall be determined in accordance the pricing grid below.

Total Leverage Ratio	Revolving Credit Commitment Fee
Less than or equal to 3.50:1.00	0.375%
Greater than 3.50:1.00	0.500%

Each change in the Revolving Credit Commitment Fee resulting from a change in the Total Leverage Ratio shall be effective on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by clauses (i), (ii) and (iii) of Section 5.04(a), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements indicating another such change. Notwithstanding the foregoing, (a) at any time during which the Borrower has failed to deliver the financial statements and certificates required by clauses (i), (ii) and (iii)

of Section 5.04(a), respectively, or (b) at any time after the occurrence and during the continuance of an Event of Default, the Total Leverage Ratio shall be deemed to be greater than 3.50:1.00 for purposes of determining the Revolving Credit Commitment Fee. Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, if it is subsequently determined that the computation of the Total Leverage Ratio delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the Revolving Credit Commitment Fee for any day occurring within the period covered by inaccurate computation shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the fees paid by the Borrower for the relevant period pursuant to this Section 2.05 as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of this Section 2.05 as applicable, at the time the fees for such period were required to be paid pursuant to this Section 2.05 (and shall remain due and payable until paid in full), in accordance with the terms of this Agreement; provided, that notwithstanding the foregoing, (x) other than while an Event of Default described in Section 7.01(g) or (h) has occurred, such shortfall shall be due and payable five (5) Business Days following the determination described above and (y) if an Event of Default described in Section 7.01(g) or (h) has occurred, such shortfall shall be due and payable immediately upon the determination described above. The Revolving Credit Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Revolving Credit Commitment Fee, the outstanding Swing Line Loans during the period for which such Lender’s Revolving Credit Commitment Fee is calculated shall be deemed to be zero.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, a non-refundable agency fee, as set forth in the Engagement Letter (the “Administrative Agent Fees”).

(c) The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to each Issuing Bank with respect to each Letter of Credit issued by such Issuing Bank (A) a fronting fee as negotiated with such Issuing Bank, (1) on a quarterly basis in arrears on the last Business Day of each of March, June, September and December, commencing on the last Business Day of June 30, 2013 and (2) on the Maturity Date and (B) the standard fronting, issuance and drawing fees specified from time to time by such Issuing Bank (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) The Borrower agrees to pay on the Closing Date such closing fees as may be agreed in respect of the Credit Facilities between the Borrower and the Arrangers pursuant to a letter agreement dated as of the Closing Date, which closing fees will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing (including any Swing Line Loans) shall bear interest (in the case of ABR Loans bearing interest based upon the Prime Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable, and in all other cases, computed on the basis of the actual number of days elapsed over a year of 360 days at all times and calculated from and including the date of such Borrowing to but excluding the date of repayment or conversion thereof), at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Reserve Adjusted Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Reserve Adjusted Eurodollar Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07 Default Interest . If any Event of Default under Article VII has occurred and is continuing, then, from the date of such Event of Default and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts not paid when due under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum (such 2.00% rate referred to in clauses (a) and (b), the “Default Rate”).

SECTION 2.08 Alternate Rate of Interest. In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Reserve Adjusted Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09 Termination and Reduction of Commitments. (a) The Revolving Credit Commitments and the Swing Line Commitment shall automatically terminate on the Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date five (5) Business Days prior to the Maturity Date.

Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on [            ] if the initial Credit Event shall not have occurred by such time.

(b) Upon at least three (3) Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments or the Swing Line Commitment; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000, (ii) each partial reduction of the Swing Line Commitment shall be in an integral multiple of $250,000 and in a minimum amount of $1,000,000 and (iii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

(c) Each reduction in the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10 Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, three (3) Business Days prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three (3) Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three (3) Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month;

(ii) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iv) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

(vi) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan; and

(ix) this Section shall not apply to Swing Line Borrowings, which may not be converted or continued.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted to an ABR Borrowing.

SECTION 2.11 Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three (3) Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one (1) Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 2.11(a), such prepayment shall not, so long as no Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.

(b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is contingent upon the successful issuance or incurrence of Indebtedness permitted by Section 6.01 to be issued or incurred or is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five (5) Business Days; provided further, however, that the provisions of Section 2.15 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.11 shall be subject to Section 2.15. All prepayments under this Section 2.11 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.12 Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Loans and all outstanding Swing Line Loans and replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each Issuing Bank with respect to) all outstanding Letters of Credit issued by such Issuing Bank. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Loans and, after the Revolving Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each Issuing Bank with respect to) Letters of Credit issued by such Issuing Bank in an amount sufficient to eliminate such excess.

(b) Not later than the third Business Day following the receipt by the Borrower or any Restricted Subsidiary of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans and/or cash collateralize outstanding Letters of Credit in accordance with Section 2.12(f).

(c) In the event that the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed by the Borrower or any such Restricted Subsidiary (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01 (other than the incurrence of Permitted Unsecured Refinancing Debt)), the Borrower shall on the next Business Day following the receipt of such Net Cash Proceeds by the Borrower or such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans and/or cash collateralize outstanding Letters of Credit in accordance with Section 2.12(f).

(d) In the event that the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from any Casualty Event Receipt, the Borrower shall not later than the third Business Day following the receipt of such Net Cash Proceeds by the Borrower or such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans and/or cash collateralize outstanding Letters of Credit in accordance with Section 2.12(f).

(e) In the event that the Borrower shall receive Net Cash Proceeds (without giving effect to the reinvestment rights referred to in the proviso to such definition) from the abandonment and sale of the Pony Express Designation Assets to Development, the Borrower shall on the next Business Day following the receipt of such Net Cash Proceeds by the Borrower, apply an amount equal to 100% of such Net Cash Proceeds (without giving effect to the reinvestment rights referred to in the proviso to such definition) to prepay outstanding Loans and/or cash collateralize outstanding Letters of Credit in accordance with Section 2.12(f).

(f) Mandatory prepayments under Section 2.12(b), (c), (d) and (e) shall be applied without penalty or premium first, to Revolving Loans and, second, to cash collateralize outstanding Letters of Credit (in an amount equal to the Minimum Collateral Amount) on a pro rata basis, in each case, with no corresponding permanent reduction of the Revolving Credit Commitments (except in the case of any mandatory prepayment made under Section 2.12(c) in connection with Permitted Unsecured Refinancing Debt incurred under Section 6.01(m), in which case the Revolving Credit Commitments shall be permanently reduced by the amount of such debt incurred).

(g) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three (3) Business Days prior written notice of such prepayment (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments). Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.15, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13 Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Reserve Adjusted Eurodollar Rate), (ii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes in connection with this Agreement or any Loan, Letter of Credit or Commitment made hereunder or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation payments in respect thereof (except for Indemnified Taxes or Other Taxes indemnified pursuant to Section 2.19 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank) or (iii) impose on such Lender or such Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender or any Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank shall have determined that any Change in Law regarding any capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or any Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender or such Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.13 shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.14 Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.15 Breakage. The Borrower shall indemnify each Lender against any loss (other than a loss of applicable margin or profits) or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or

(iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth in reasonable detail the calculation of any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.16 Pro Rata Treatment. Except as provided with respect to Swing Line Loans, subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swing Line Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall have not have made any Swing Line Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.17 Sharing. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.17 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this Section 2.17 shall apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.18 Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating the amounts due hereunder. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the applicable Issuing Bank) shall be made to the Administrative Agent at its offices at 745 Seventh Avenue, New York, New York 10019. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent to represent its cost of overnight or short term funds (which determination shall be conclusive absent manifest error).

SECTION 2.19 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that, if any Taxes are required by law to be withheld or deducted from such payments, then (i) such Loan Party shall make such deductions or withholdings, (ii) such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) if any Taxes required to be withheld or deducted are Indemnified Taxes or Other Taxes, then the sum payable by such Loan Party shall be increased as necessary so that after making such required deductions or withholdings (including such deductions and withholdings applicable to additional sums payable under this Section 2.19) the Administrative Agent, each Lender and each Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Without limiting the provisions of subsection (a) above, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any other Taxes.

(c) Without duplication of Sections 2.19(a) or (b) above, the Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on behalf of itself, a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender (which, for purposes of this Section 2.19(e) shall include an Issuing Bank), if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(e)(ii)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or if such Lender is not legally eligible to deliver such documentation. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update, if it is legally entitled to, any form or certification previously delivered pursuant to this Section 2.19(e). If any form or certification previously delivered pursuant to this Section 2.19(e) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Foreign Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a party hereto, two accurate and complete executed copies of whichever of the following is applicable: (A) IRS Form W-8BEN (or its successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party; (B) IRS Form W-8ECI (or its successor form); (C) IRS Form W-8IMY (or its successor form), together with any required attachments; (D) IRS Form W-8EXP (or its successor form); or (E) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under the Code, both IRS Form W-8BEN and a U.S. Tax Compliance Certificate. Any Lender that is not a Foreign Lender shall deliver to Borrower and the Administrative Agent (at the times and in the manner provided with respect to Foreign Lenders under the preceding sentence) IRS Form W-9 (or its successor form).

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements under FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.19(e)(iii), the definition of “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If the Administrative Agent, any Lender or any Issuing Bank determines, in its discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any interest, penalties or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(f), in no event will the Administrative Agent, any Lender or any Issuing Bank be required to pay any amount to the Borrower pursuant to this paragraph to the extent the payment of such amount would place the Administrative Agent, such Lender or such Issuing Bank in a less favorable net after-Tax position than it would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Nothing in this Section 2.19(f) shall be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.20 Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or any Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.14, (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.19, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of all Lenders or all Lenders directly and adversely affected thereby and such amendment, waiver or other modification is consented to by the Required Lenders, or (v) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or such Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights

(other than its existing rights to payments pursuant to Sections 2.13, 2.15 and 2.19, its rights pursuant to Section 9.05 in respect of the period in which it was a Lender (and its rights in respect of any outstanding Letter of Credit issued by such Lender)) and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of each Issuing Bank and the Swing Line Lender), which consents shall not unreasonably be withheld, conditioned or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender or the affected Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or such Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.13, 2.15 and 2.19); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or such Issuing Bank’s claim for compensation under Section 2.13, notice under Section 2.14, entitlement to receive amounts pursuant to Section 2.19 or being a Defaulting Lender, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.14, or cease to result in amounts being payable under Section 2.19, or cease to cause such Lender to be a Defaulting Lender, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.13 in respect of such circumstances or event or shall withdraw its notice under Section 2.14 or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, or shall cease to be a Defaulting Lender, then such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Notwithstanding anything to the contrary, in the event that a Lender does not comply with the requirements of this Section 2.20(a) within one (1) Business Day after receipt of such notice, such assignment shall be deemed to have occurred on such Business Day without such Lender’s execution of any documentation required pursuant to Section 9.04 but after satisfaction of the other conditions set forth herein.

(b) If (i) any Lender or any Issuing Bank shall request compensation under Section 2.13, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.19, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would materially reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.21 Defaulting Lender. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 9.08.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks and Swing Line Lender hereunder; third, on a pro rata basis to cash collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21(d) and to pay to the Swing Line Lender its Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ and Swing Line Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swing Line Loans, if any and as applicable, issued under this Agreement, in accordance with Section 2.21(d) (in the case of Letters of Credit); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and L/C Exposure are held by the Lenders of the applicable Class pro rata in accordance with the Commitments under the applicable Class without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.21(d).

(C) With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s obligation to fund participations in respect of Letters of Credit that have been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s obligation to fund participations in respect of Swing Line Loans and Letters of Credit shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral and Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize any Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.21(d) and repay any Swing Line Lender’s Fronting Exposure by repaying the Swing Line Loans such that such Fronting Exposure is reduced to zero.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Swing Line Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Credit Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and

provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans and Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no Swing Line Lender shall be required to fund any Swing Line Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit except in accordance with Section 2.23(a), in each case unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the Non-Defaulting Lenders or cash collateral will be provided by the Borrower in accordance with Section 2.23(j), and participating interests in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(a)(iv) (and Defaulting Lenders shall not participate therein).

(d) Cash Collateral. (i) At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall cash collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any cash collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Bank, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to Section 2.23(j). If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent and such Issuing Bank as herein provided, or that the total amount of such cash collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(iii) Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv) Cash collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section 2.21 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and such Issuing Bank that there exists excess cash collateral; provided that, subject to this Section 2.21 the Person providing cash collateral and such Issuing Bank may agree that cash collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided, further that to the extent that such cash collateral was provided by the Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 2.22 Swing Line Loans. (a) Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make Swing Line Loans to the Borrower from time to time prior to the Maturity Date in Dollars, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swing Line Loans exceeding the total Swing Line Commitment, (y) the outstanding Swing Line Loans of the Swing Line Lender exceeding the Swing Line Lender’s Swing Line Commitment or (z) the aggregate Revolving Credit Exposure exceeding the Total Revolving Credit Commitments; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans. Notwithstanding anything to the contrary contained in this Section 2.22 or elsewhere in this Agreement, in the event that a Revolving Credit Lender is a Defaulting Lender, no Swing Line Lender shall be required to issue or extend any Swing Line Loan, unless any Fronting Exposure in respect thereof, after giving effect to the extension of such Swing Line Loan, may be reallocated among Non-Defaulting Lenders in accordance with Section 2.21(a)(iv) or, if such reallocation is not available in accordance with such Section, the Swing Line Lender has entered into arrangements satisfactory to it, in its sole discretion, and the Borrower to eliminate the Swing Line Lender’s risk with respect to the participation in Swing Line Loans by all such Defaulting Lenders, which may include prepaying such Swing Line Loans while any Fronting Exposure exists in relation thereto.

(b) To request a Swing Line Borrowing, the Borrower shall notify the Swing Line Lender of such request by not later than 11:00 a.m., New York City time on the day of the proposed Swing Line Borrowing by delivering a Swing Line Borrowing Request. Each such notice and Swing Line Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested Swing Line Borrowing, (iii) the term of such Swing Line Loan and (iv) the location and number of the Borrower’s account to which funds are to be disbursed. The Swing Line Lender shall make each Swing Line Loan in accordance with Section 2.02 on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Borrower.

(c) Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to such Revolving Credit Lender’s Pro Rata Percentage of such Swing Line Loan. The Swing Line Lender shall deliver the Swing Line Borrowing Request to the Administrative Agent which shall promptly deliver such Swing Line Borrowing Request to each Revolving Credit Lender. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice of the Swing Line Borrowing Request, to pay to the Administrative Agent for the account of the Swing Line Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swing Line Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its respective obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Loans made by such Revolving Credit Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph (c), and thereafter payments by the Borrower in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by a Swing Line Lender from the Borrower (or any other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be remitted promptly to the Administrative Agent; any such amounts received by the Administrative Agent shall be remitted promptly by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof otherwise expressly provided herein.

(d) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Pro Rata Percentage thereof in the same funds as those received by the Swing Line Lender. If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned to the Borrower by the Swing Line Lender under any circumstances (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 2.23 Letters of Credit. (a) General. The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any other Loan Party (in which case the Borrower and such Loan Party shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time on or prior to the date immediately preceding the termination of the L/C Commitment in accordance with Section 2.09(a). This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Section 2.23 or elsewhere in this Agreement, in the event that a Revolving Credit Lender is a Defaulting Lender, no Issuing Bank shall be required to issue or extend any Letter of Credit, as applicable, unless any Fronting Exposure in respect thereof, after giving effect to the issuance of such Letter of Credit, may be reallocated among Non-Defaulting Lenders in accordance with Section 2.21(a)(iv) or, if such reallocation is not available in accordance with such Section, each Issuing Bank has entered into arrangements satisfactory to it, in its sole discretion, and the Borrower to eliminate such Issuing Bank’s, as applicable, risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, which may include by cash collateralizing (in an amount not less than the Minimum Collateral Amount) each such Defaulting Lender’s Pro Rata Percentage of each Letter of Credit issued or outstanding while such Defaulting Lender remains a Defaulting Lender.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. (i) In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the applicable Issuing Bank and the Administrative Agent (not later than 1:00 p.m. (New York City time) at least five (5) Business Days (or such shorter period as such Issuing Bank and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the documents to be presented by such beneficiary in case of any drawing thereunder, the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, the nature of the proposed amendment (in the case of an amendment), any Letter of Credit application form required by the applicable Issuing Bank and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (x) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment and (y) the aggregate face amount of Letters of Credit issued by any Issuing Bank shall not exceed its L/C Commitment.

(ii) As of the Closing Date, the L/C Commitment of each Issuing Bank referred to in the clause (a) of the definition thereof is $25,000,000 and the aggregate amount of the L/C Commitments is $50,000,000.

(iii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $10,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five (5) Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five (5) Business Days prior to the Maturity Date)

unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit and as agreed by the Issuing Bank) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than 10:00 a.m., New York City time, on the immediately following Business Day after the Borrower shall have received notice from such Issuing Bank that payment of such draft will be made.

(f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the applicable Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the applicable Issuing Bank. However, the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined in a final, non-appealable decision of a court of competent jurisdiction to have resulted from such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit issued by such Issuing Bank (i) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of such Issuing Bank.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit issued by such Issuing Bank, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i) Resignation or Removal of an Issuing Bank. Any Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Revolving Credit Lenders and the Borrower, and may be removed at any time by the Borrower by notice to such Issuing Bank, the Administrative Agent and the Revolving Credit Lenders. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of such retiring Issuing

Bank (other than with respect to Letters of Credit issued by such retiring Issuing Bank). At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees due to such Issuing Bank pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of such previous Issuing Bank under this Agreement and the other Loan Documents other than with respect to Letters of Credit issued by such retiring Issuing Bank and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to 105% of L/C Exposure as of such date; provided that the obligation to deposit such cash will become effective immediately, and such deposit will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in paragraphs (g) or (h) of Article VII. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the applicable Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated, be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to such Issuing Bank and such Lender. Upon the appointment of an additional Issuing Bank, the Borrower, the Administrative Agent and the Issuing Banks may amend this Agreement without the consent of any other party hereto to change the L/C Commitments of the Issuing Banks.

SECTION 2.24 Incremental Facilities. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Loan Commitments in an amount not to exceed, together with all Incremental Loan Commitments provided to the Borrower pursuant to this

Section 2.24 (whether or not utilized), the Incremental Loan Amount from one or more Incremental Lenders, all of which must be Eligible Assignees. Such notice shall set forth (i) the amount of the Incremental Loan Commitments being requested (which shall be in minimum increments of $2,500,000 and a minimum amount of $10,000,000 or such lesser amount equal to the remaining Incremental Loan Amount, as applicable, or such other amounts as the Administrative Agent may agree to) and (ii) the date (an “Increased Amount Date”) on which such Incremental Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice (or such other number of days as the Administrative Agent may agree to)).

(b) The Borrower may seek Incremental Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders (all of which must be Eligible Assignees consented to by the Swing Line Lender and the Issuing Banks (such consent not to be unreasonably withheld or delayed) (any such additional bank, financial institution or other institutional lender an “Additional Lender”) who will become Incremental Lenders in connection therewith. The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Loan Assumption Agreement, and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Loan Commitment of each Incremental Lender or Additional Lender. The terms and provisions of the Incremental Loans shall be identical to those of the Revolving Loans. All Incremental Loan Commitments shall be documented solely as an increase to the Revolving Credit Commitments and all Incremental Loans shall be identical to all Revolving Loans, other than in respect of any arrangement, commitment or upfront fees payable to any Incremental Lenders or any arranger appointed in connection therewith in connection with such increase to the Revolving Credit Commitments on or prior to the Increased Amount Date in respect thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Loan Commitment and the Incremental Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(c) Notwithstanding the foregoing, no Incremental Loan Commitment shall become effective under this Section 2.24 unless on the date of such effectiveness, (i) the conditions set forth in Sections 4.01(b) and 4.01(c) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) the Borrower would be in Financial Covenant Compliance, (iii) except as otherwise specified in the applicable Incremental Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02, (iv) the Administrative Agent and each applicable Lender shall have received all fees and expenses owed in respect of such Incremental Loan Commitments, (v) the terms and documentation in respect of such Incremental Loan Commitments, to the extent not consistent with this Agreement and the other Loan Documents, shall be reasonably satisfactory to the Administrative Agent and (vi) the Borrower shall have satisfied all Mortgage Modification Requirements.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Loans, when originally made, are included in each Borrowing of outstanding Revolving Loans, as applicable, on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Borrowing to be converted into an ABR Borrowing on the date of each Incremental Loan, or by allocating a portion of each Incremental Loan to each outstanding Eurodollar Borrowing on a pro rata basis. Any conversion of Eurodollar Loans to ABR Loans required by the preceding sentence shall be subject to Section 2.15. If any Incremental Loan is to be allocated to an existing Interest Period for a Eurodollar Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Loan Assumption Agreement.

(e) On any Increased Amount Date on which Incremental Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Credit Lenders shall assign to each of the Incremental Lenders, and each of the Incremental Lenders shall purchase from each of the existing Revolving Credit Lenders, at the principal amount thereof, such interests in the outstanding Revolving Loans and participations in Letters of Credit and Swing Line Loans outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit and Swing Line Loans being held by existing Revolving Credit Lenders and Incremental Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Incremental Loan Commitments to the Revolving Credit Commitments, (ii) each Incremental Loan Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and have the same terms as any existing Revolving Loan and (iii) each Incremental Lender shall become a Lender with respect to the Revolving Credit Commitments and all matters relating thereto.

(f) The proceeds of any Incremental Loans shall be used for the purposes specified in the introductory statement to this Agreement.

SECTION 2.25 Extension Amendments. (a) The Borrower may at any time and from time to time request that all or a portion of any of the Commitments or the Loans (including any Extended Revolving Loans), existing at the time of such request (any such Commitment, an “Existing Commitment” and any such existing outstanding Loans, the “Existing Loans”) be converted to extend, in the case of Commitments, the termination date thereof and, in the case of Loans, the scheduled maturity date(s) of any payment of principal with respect to all or a portion thereof (any such Existing Commitment which has been so extended, an “Extended Commitment” and any such Existing Loan whose scheduled maturity date(s) has or have been so extended, an “Extended Revolving Loan”) and to provide for other terms consistent with this Section 2.25. In order to establish any Extended Commitment, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Commitment) (an “Extension Request”) setting forth the proposed terms of the Extended Commitment to be established, which terms (other than as provided in clause (c) below) shall be identical to those applicable to the Existing Commitment from which they are to be extended (the “Specified Existing Commitment”) except (x) all or any of the final maturity/termination dates of such Extended Commitment may be delayed to later dates than the final maturity/termination dates of the Specified Existing Commitment, (y) (A) the interest margins with respect to the Extended Commitment may be higher or lower than the interest margins for the Specified Existing Commitment and/or (B) additional fees may be payable to the Lenders providing such Extended Commitment in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the commitment fee, if any, with respect to the Extended Commitment may be higher or lower than the commitment fee, if any, for the Specified Existing Commitment, in each case to the extent provided in the applicable Extension Amendment; provided, that, notwithstanding anything to the contrary in this Section 2.25 or otherwise, (1) no Extended Commitment shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the Existing Commitments, (2) the final maturity of any Extended Revolving Loan shall not be earlier than any Loan made under the applicable Specified Existing Commitment in respect thereof, (3) each Lender in the Specified Existing Commitment shall be permitted to participate in the Extended Commitment in accordance with its pro rata share of the Specified Existing Commitment, (4) assignments and participations of Extended Commitments shall be governed by the same assignment and participation provisions applicable to Loans and Commitments hereunder as set forth in Section 9.04 and (5) the repayment (other than in connection with a permanent voluntary prepayment) and the mandatory prepayment of any Extended Revolving Loans shall be made on a pro rata basis with all other outstanding Revolving Loans (other than at the maturity of any Revolving Loan Commitments that have not been extended, at which point the maturing Revolving Loans associated therewith may be repaid without making a pro rata payment of any non-maturing Revolving Loans). No Lender shall have any obligation to agree to have any of its Existing Loans or, if applicable, commitments of any Existing Commitment converted into an Extended Commitment pursuant to any Extension Request. Any Extended Commitment shall constitute a separate commitment of Loans from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(b) The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the applicable Existing Commitments or Existing Commitments are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Commitment converted into an Extended Commitment shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Commitment that it has elected to convert into an Extended Commitment. In the event that the aggregate amount of the Specified Existing Commitment subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, the Specified Existing Commitment subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Specified Existing Commitments included in each such Extension Election.

(c) Extended Commitments and Extended Revolving Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins, fees or prepayments referenced in Section 2.25(a) and which, notwithstanding anything to the contrary set forth in Section 9.08, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Commitments or tranche of Extended Revolving Loans in an aggregate principal amount that is less than $50,000,000 and integral multiples of $5,000,000 in excess thereof; provided, further, that no Extension Amendment may provide for any Extended Commitment or Extended Revolving Loans to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Commitments or Existing Loans. It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.25 and the arrangements described above in connection therewith. In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, the security interests in respect of the Extended Revolving Loans and Extended Commitments and such of the other Loan Documents (if any) as may be amended thereby and that the existing security interest of the Collateral Agent shall not be adversely affected thereby.

(d) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Commitment is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Commitment of each Extending Lender, the aggregate principal amount of such Specified Existing Commitment shall be deemed reduced by an amount equal to the aggregate principal amount of Extended

Commitment so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Commitment from the Specified Existing Commitment and from any other Existing Commitments (together with any other Extended Commitment so established on such date) and (B) if, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Specified Existing Commitments, such loans (and any related participations) shall be deemed to be allocated as Existing Loans (and related participations) and Extended Revolving Loans (and related participations) in the same proportion as such Extending Lender’s applicable Specified Existing Commitments bear to the applicable Extended Commitments so converted by such Lender on such date.

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such Lender, a “Non-Extending Lender”) then the Borrower may, upon notice to the Administrative and the Non-Extending Lender, (i) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.04 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to obtain a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full at par by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Acceptance or (ii) prepay the Loans and, at the Borrower’s option, if applicable, terminate the Commitments of such Non-Extending Lender, in whole or in part, subject to Section 2.20, without premium or penalty. In connection with any such replacement under this Section 2.25, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (x) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (y) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full in cash by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f) This Section 2.25 shall supersede any provisions in Section 2.16 or Section 2.17 to the contrary.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, each Swing Line Lender, each Issuing Bank and each of the Lenders that, on and as of the Closing Date and on and as of each other date thereafter as required by Section 4.01:

SECTION 3.01 Organization; Powers. The Borrower and each of the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (which, as of the Closing Date, is as identified in Schedule 3.01), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except, in each case where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in each case where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents, the Related Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder. The Borrower qualifies as a Master Limited Partnership after giving effect to the MLP IPO.

SECTION 3.02 Authorization. Except with respect to the Acquisition as provided in the Contribution Documents, the Transactions (a) have been duly authorized by all requisite company or partnership and, if required, equityholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Restricted Subsidiary or (B) any order of any Governmental Authority, (ii) violate or result in a default under any indenture or any other agreement, instrument or other evidence of any Material Indebtedness or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Restricted Subsidiary (other than any Lien created hereunder or under the Security Documents or any Lien permitted by Section 6.02).

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the applicable Loan Party will constitute, legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04 Governmental Approvals; No Conflicts. (a) No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or in connection with the Transactions, except for (i) the filing of Uniform Commercial Code financing statements and Mortgages, (ii) such as have been made or obtained and are in full force and effect and (iii) filings in connection with the Acquisition and the MLP IPO.

(b) The Loan Documents (i) will not violate any Organizational Documents and (ii) after giving effect to the First Amendment to the Development Credit Agreement, will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness.

SECTION 3.05 Financial Statements. (a) The Borrower has heretofore furnished to the Lenders the unqualified audited combined financial statements of the predecessor of the Acquired Businesses for the fiscal year ended December 31, 2011 and for the period commencing January 1, 2012 and ending on November 12, 2012 and the unqualified audited combined financial statements of the Acquired Businesses for the period from November 13, 2012 to December 31, 2012. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Acquired Businesses as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Acquired Businesses as of the dates thereof required to be disclosed under GAAP. Such financial statements were prepared in all material respects in accordance with GAAP applied on a consistent basis.

(b) The Borrower has heretofore delivered to the Lenders a pro forma consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of December 31, 2012, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date, in accordance with GAAP. Such pro forma balance sheet has been prepared in good faith by the Borrower, is based on the best information available to the Borrower as of the date of delivery thereof, accurately reflects all adjustments believed by the Borrower necessary to give effect to the Transactions and presents fairly in all material respects on a pro forma basis the estimated consolidated financial position of the Borrower as of such date, assuming that the Transactions had actually occurred at such date.

SECTION 3.06 No Material Adverse Effect. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since December 31, 2012.

SECTION 3.07 Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, except as could not reasonably be expected to result in a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than (i) in the case of Equity Interests, Liens permitted under clause (b), (c), (d) and (j) of Section 6.02 (such Liens, the “Permitted Liens”) and (ii) in the case of all other material properties and assets, Liens expressly permitted by Section 6.02. Other than Liens permitted pursuant to clause (c) of Section 6.02, no Liens exist, directly or indirectly, on the Collateral consisting of Equity Interests that are prior and superior in right to Liens in favor of the Collateral Agent other than Liens that have priority by operation of law.

(b) As of the Closing Date, the Borrower has not received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any Real Property material to the business of the Borrower and the Restricted Subsidiaries.

(c) As of the Closing Date, neither the Borrower nor or any of its respective Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Material Real Property.

SECTION 3.08 Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable (except as such non-assessability may be affected by Section 18-607 or 18-804 of the Delaware Limited Liability Company Act) and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and Permitted Liens).

SECTION 3.09 Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Restricted Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) in each case as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Neither the Borrower nor any of the Restricted Subsidiaries or any of their respective material properties or assets is (i) in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (other than those covered by Sections 3.11, 3.12, 3.14, 3.16, 3.17, 3.23, 3.25 or 3.27, which laws, rules and regulations are addressed in those Sections) or (ii) is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority (including without limitation the USA PATRIOT Act), where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 No Default. Neither the Borrower nor any of the Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement, instrument or other evidence of Material Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, in each case where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Federal Reserve Regulations. (a) Neither the Borrower nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12 Investment Company Act. Neither the Borrower nor any of the Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13 Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.

SECTION 3.14 Taxes. Each of the Borrower and the Restricted Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it (whether or not shown on any tax return) and all assessments received by it, except (a) Taxes that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted that operate to suspend the collection of such contested Tax and for which the Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP or (b) in each case, to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect or the imposition of a material Lien on any Collateral. There is no proposed written Tax assessment against the Borrower or any of the Restricted Subsidiaries that would, if made, have a Material Adverse Effect.

SECTION 3.15 No Material Misstatements. None of (a) the Projections and the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower or any other Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when furnished and taken as a whole, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that projections are not a guaranty of future performance and that actual results during the period or periods covered by projections may materially differ from the projected results therein).

SECTION 3.16 Employee Benefit Plans. Neither the Borrower nor any of the Restricted Subsidiaries has any employees or sponsors, maintains, contributes to or has established any Plan or Foreign Pension Plan. There does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Borrower or any of the Restricted Subsidiaries following the Closing Date. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in liability of the Borrower or any of the Restricted Subsidiaries in an aggregate amount exceeding $1,000,000.

SECTION 3.17 Environmental Matters. (a) Except as set forth in Schedule 3.17 or, in each case, as could not reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently owned or operated by or on behalf of the Borrower or any of its Restricted Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list nor, to the knowledge of the Borrower, is any property formerly owned or operated by or on behalf of the Borrower or any of the Restricted Subsidiaries listed or proposed for listing on any such list; (ii) there are no and have never been any surface impoundments, pits, sumps or lagoons, or landfills or dumps, in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by or on behalf of the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, on any property formerly owned or operated by the Borrower or any of the Restricted Subsidiaries except for such impoundments, pits, sumps or lagoons, or landfills or dumps, that have been removed from service or remediated in material compliance with Environmental Law; and (iii) to the knowledge of the Borrower, there has been no Release on, at or under any property currently or formerly owned or operated by the Borrower or any of the Restricted Subsidiaries, except as would not reasonably be expected to result in material Environmental Liability to the Borrower or any of the Restricted Subsidiaries.

(b) Except as set forth in Schedule 3.17 or as would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrower nor any of the Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials or natural gas at, on or under any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or, to the knowledge of the Borrower, transported to or from, any property currently or formerly owned or operated by the Borrower or any of the Restricted Subsidiaries are either currently managed or have been disposed of in compliance with Environmental Laws.

(c) As of the Closing Date, and at any time after the Closing Date unless such assumption or undertaking could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Restricted Subsidiaries has assumed or undertaken, whether by contract, operation of law or otherwise, any Environmental Liabilities of any other Person.

(d) Except as otherwise would be subject to applicable privilege, the Borrower has made available to the Administrative Agent true and correct copies of any material environmental reports, studies or similar documents in the custody or control of the Borrower or any of the Restricted Subsidiaries relating to the Borrower, the Restricted Subsidiaries, their properties or the operation of their businesses and prepared prior to the Closing Date.

SECTION 3.18 Insurance. Schedule 3.18 sets forth an accurate description of all insurance maintained by the Borrower or any Restricted Subsidiary or by the Borrower for any Restricted Subsidiary as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and any Restricted Subsidiary have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19 Security Documents.

(a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement) to the extent such Liens can be perfected by filing a financing statement, under the Uniform Commercial Code, in each case prior and superior in right to any other Person other than with respect to Liens expressly permitted by Section 6.02 (limited in the case of Equity Interests, only to Liens permitted under Section 6.02(c))

(b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c) The Mortgages are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Encumbrances in the case of Mortgaged Property and any other Liens expressly permitted under Section 6.02 in respect of any other Collateral described in this clause (c).

SECTION 3.20 Real Property.

(a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all Material Real Property owned by the Borrower and the Restricted Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the Material Real Property set forth on Schedule 3.20(a).

(b) Schedule 3.20(b) lists completely and correctly as of the Closing Date all Material Leased Real Property leased by the Borrower and its Restricted Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the Material Leased Real Property set forth on Schedule 3.20(b).

SECTION 3.21 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, the Borrower and the Restricted Subsidiaries are, on a consolidated basis, Solvent.

SECTION 3.22 Related Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of each Related Document (including all schedules, exhibits, amendments, supplements and modifications thereto). Neither the Borrower nor any of the Restricted Subsidiaries is in default in the performance of or compliance with any material provisions of any Related Document and, except to the extent the same could not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower, no other Person party thereto is in default under any Related Document. The Related Documents comply in all material respects with applicable laws.

SECTION 3.23 Sanctioned Persons. Neither the Borrower nor any of the Restricted Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Restricted Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

SECTION 3.24 Regulatory Status. (a) TMLLC is not a transportation or service provider regulated by the Federal Energy Regulatory Commission under the Natural Gas Act, as amended, 15 U.S.C. Section 717, et seq. and the Natural Gas Policy Act, as amended, 15 U.S.C. Section 3301, et seq. TMLLC currently engages in sales for resale of natural gas in interstate commerce for which it uses transportation capacity on the TIGT pipeline system. Such sales for resales are, to a limited extent, governed by the Federal Energy Regulatory Commission under the Natural Gas Act Section 717, et seq. and the Natural Gas Policy Act, as amended, 15 U.S.C. Section 3301, et seq and TMLLC is in compliance with any such regulations applicable to such sales for resale. TGIT is a natural gas company subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act, as amended, 15 U.S.C. Section 717, et seq. and the Natural Gas Policy Act, as amended, 15 U.S.C. Section 3301, et seq. and is in compliance with the Natural Gas Act, the Natural Gas Policy Act and all applicable rules, regulations, orders, certificates and tariffs of the FERC. TMLLC is not required to file any forms or reports by or with respect to it (and its business, operations and assets) with the FERC and TGIT has duly filed all forms and reports required to be filed by or with respect to it (and its business, operations and assets) with the FERC and such forms and reports have been prepared in accordance with applicable laws, except, in each case, to the extent that any noncompliance, could not reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date, neither the Borrower, any Restricted Subsidiary, nor any assets of the Borrower or any Restricted Subsidiary are regulated as a “holding company,” public utility or an intrastate pipeline by any state Governmental Authority, or are subject to any state regulatory jurisdiction by a state public utility commission or similar entity.

(c) Except as set forth in Schedule 3.24 or, in each case, as could not reasonably be expected to result in a Material Adverse Effect, there are no proceedings pending, or to the knowledge of the Borrower, threatened, that challenge (a) any of the rates, charges, or fees currently received for providing services in connection with the Pipeline System, or (b) the Acquired Businesses’ construction, ownership, operation, financing, maintenance or right to discontinue use of any facilities making up the Pipeline System.

(d) None of the Lenders will, solely as a result of entering into any Loan Document or the consummation and/or performance of any of the Transactions, be subject to regulation by FERC or any state public utility commission.

SECTION 3.25 Labor Matters. As of the Closing Date, and at any time after the Closing Date unless such event could not reasonably be expected to result in a Material Adverse Effect, there are no strikes, lockouts, labor disputes or slowdowns pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Restricted Subsidiaries. The hours worked and payments made to employees of the Borrower or any of the Restricted Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters. All material payments due from the Borrower or any of the Restricted Subsidiaries, or for which any claim may be made against the Borrower or any of the Restricted Subsidiaries on account of wages or employee health and welfare insurance or other benefits have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of the Restricted Subsidiaries is bound.

SECTION 3.26 Intellectual Property; Licenses, Etc.. Each of the Borrower and the Restricted Subsidiaries own, license or possess the valid right to use all Intellectual Property used in or reasonably necessary for the operation of their businesses as currently conducted, without conflict with the Intellectual Property rights of any Person, in each case, except, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect; provided, however, to the extent the foregoing representation and warranty relates to infringement, misappropriation or a violation of Intellectual Property rights held by a Person, it shall be considered qualified by the knowledge of the Borrower or any Restricted Subsidiary. To the knowledge of the Borrower, no Intellectual Property, advertising, product, process, method, substance, part or other material used by the Borrower or any Restricted Subsidiary, or the operation of its business as currently conducted, infringes upon, misappropriates or violates any Intellectual Property rights held by any Person except for such infringements, misappropriations or violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property of the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary, which claim or litigation, individually or in the aggregate, if subject to an adverse ruling against the Borrower or any Restricted Subsidiary, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.27 Anti-Corruption Laws. Neither the Borrower nor any Restricted Subsidiary nor any director, officer, agent, employee or Affiliate of such Person is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws. The Borrower, the Restricted Subsidiaries and their respective Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and the FCPA and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Banks to issue, amend, renew and extend Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01 All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b);

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (other than representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date; and

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02 First Credit Event. The initial Credit Event hereunder (and the obligations of the Lenders and/or the Issuing Bank, as applicable, in respect thereof) shall be subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent (or its counsel) shall have received from each party either (i) a counterpart of this Agreement and each of the other Loan Documents signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and each of the Loan Documents;

(b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Issuing Banks and the Lenders, the favorable written opinion of Stinson Morrison Hecker LLP, counsel for the Loan Parties in form and substance satisfactory to the Administrative Agent, (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders, and (C) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions;

(c) The Administrative Agent shall have received with respect to the Borrower and each other Loan Party (i) Organizational Documents certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or jurisdiction of its incorporation or organization, where applicable, and certified by a Secretary or Assistant Secretary of such Loan Party to be true and complete as of the Closing Date; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company agreement or, in the case of the Borrower, the LP Agreement, as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of such Loan Party (and, if applicable, any parent company of such Loan Party) authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above;

(d) The Administrative Agent and the Collateral Agent shall have received, on or before the Closing Date all documents and instruments, including Uniform Commercial Code financing statements required by Law or reasonably requested by the Collateral Agent (to the extent required by the Guarantee and Collateral Agreement) to be filed, registered, published or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered, published or recorded or other arrangements reasonably satisfactory to the Collateral Agent for such filing, registration, publication or recordation shall have been made; provided that to the extent any Lien on Collateral (other than the pledge and perfection of security interests in Equity Interests of Domestic Subsidiaries of Borrower (to the extent required hereunder and under the Guarantee and Collateral Agreement) including by delivery of any stock or unit certificates, if any, and other assets with respect to which a Lien may be perfected by the filing of a Uniform Commercial Code financing statement) is not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the delivery of such Security Document and other documents and instruments shall not constitute a condition precedent to the availability of the Revolving Loans on the Closing Date and such documents and instruments shall be delivered pursuant to the terms of Section 5.15 hereunder;

(e) The Administrative Agent shall have received certified copies of the Related Documents, duly executed by the parties thereto;

(f) The First Amendment to the Development Credit Agreement shall be in form and substance reasonably acceptable to the Administrative Agent and the Administrative Agent shall have received evidence that, prior to or substantially simultaneously with the making of the initial Revolving Loans, the Development Credit Agreement has been amended by the First Amendment to the Development Credit Agreement to permit the Transactions;

(g) Prior to or substantially simultaneously with the making of the initial Revolving Loans, the MLP IPO and the other Transactions shall have been consummated;

(h) The Administrative Agent shall have received (i) the unqualified audited combined financial statements of the predecessor of the Acquired Businesses for the fiscal year ended December 31, 2011 and for the period commencing January 1, 2012 and ending on November 12, 2012 and the unqualified audited combined financial statements of the Acquired Businesses for the period from November 13, 2012 to December 31, 2012 and (ii) a customary pro forma balance sheet of the Borrower and its Restricted Subsidiaries on a consolidated basis as of December 31, 2012, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date; provided that, the financial statements shall have been prepared in all material respects in accordance with GAAP;

(i) The Administrative Agent shall have received financial projections of the Borrower and the Acquired Businesses and their respective Subsidiaries through the fifth year following the Closing Date which will be prepared on a basis consistent with the financial projections of the Borrower and the Acquired Businesses and their respective subsidiaries delivered to the Arrangers prior to the Closing Date;

(j) The Administrative Agent shall have received a Solvency Certificate from a Responsible Officer of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit L;

(k) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower as to the matters set forth in clause (b) and (c) of Section 4.01 and clauses (g) and (n) of this Section 4.02;

(l) The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, at least five (5) Business Days prior to the Closing Date that has been reasonably requested by any Lender at least ten (10) days in advance of the Closing Date;

(m) The Arrangers and the Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date (which, in the case of Fees for the account of the Lenders, the Administrative Agent shall promptly pay to the Lenders), including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document; and

(n) The Total Leverage Ratio of the Borrower calculated for the Applicable Period ended December 31, 2012 and after giving pro forma effect to the Transactions and any Borrowings under this Agreement made on the Closing Date as if made on the last day of such period and still outstanding on the last day of such period shall not exceed 3.50:1.00.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than pursuant to the last sentence of Section 9.02) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent reimbursement and indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted) shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full (unless such Letter of Credit has been cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Bank or other arrangements satisfactory to such Issuing Bank shall have been made), unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Restricted Subsidiaries to:

SECTION 5.01 Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b) Except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated and (iii) at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto in accordance, in all material respects, with Prudent Industry Practices.

(c) Except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, comply, and cause each of its Restricted Subsidiaries to comply, with all applicable laws, rules, regulations and orders, including, without limitation, applicable laws, rules, regulations and orders regarding any loans, advances, mortgage or promissory note arrangements with employees or agents, ERISA, FERC regulations and tariffs, Environmental Laws and the USA PATRIOT Act and other applicable anti-money laundering laws.

SECTION 5.02 Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including comprehensive general liability insurance against claims for bodily injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c) To the extent any Mortgaged Property is subject to the provisions of the Flood Insurance Laws, (i) (x) concurrently with the delivery of the mortgage in favor of the Collateral Agent in connection therewith, and (y) at any other time if necessary for compliance with applicable Flood Insurance Laws, provide the Collateral Agent with a standard flood hazard determination form for such Mortgaged Property and (ii) if any such Mortgaged Property is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such amount as the Administrative Agent or the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time (the “Flood Insurance Laws”). In addition, to the extent the Borrower and the other Loan Parties fail to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Mortgaged Property, the Collateral Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable Flood Insurance Laws.

(d) With respect to each Mortgaged Property and any personal property located in the United States, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” (or equivalent coverage) and coverage on a claims made basis for bodily injury, death and property damage and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Borrower or any Restricted Subsidiary; and promptly deliver to the Administrative Agent and the Collateral Agent a copy of such policy or policies.

SECTION 5.03 Obligations and Taxes. Pay any obligation in an aggregate principal amount exceeding $25,000,000 promptly and discharge or cause to be paid and discharged promptly when due all Taxes before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such obligation or Tax so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings promptly instituted and diligently conducted and the Borrower or the applicable Restricted Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation or Tax and enforcement of a Lien or (b), in each case, to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on Collateral not permitted hereunder.

SECTION 5.04 Financial Statements, Reports, etc.. (a) Furnish to the Administrative Agent, which shall furnish to each Lender:

(i) within 90 days after the end of each fiscal year, the Borrower’s consolidated balance sheet and related statements of income, partners’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification (other than an exception or explanatory paragraph with respect to the maturity of the Credit Facilities for an opinion delivered in the fiscal year in which such Indebtedness matures) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in all material respects in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;

(ii) within 45 days after the end of each fiscal quarter (other than the final fiscal quarter of any fiscal year), the Borrower’s consolidated balance sheet and related statements of income, partners’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in all material respects in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision;

(iii) concurrently with any delivery of financial statements under paragraph (i) or (ii) above, a certificate of a Financial Officer (the “Compliance Certificate”) in the form of Exhibit I (x) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) commencing, in the case of paragraph (ii) above, with the first full fiscal quarter after the Closing Date, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 and 6.11.

(iv) concurrently with any delivery of financial statements under clause (i) above, an annual business plan and budget of the Borrower and its Restricted Subsidiaries on a consolidated basis, including any forecasts prepared by management of the Borrower;

(v) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt of the Borrower or of any of the Restricted Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement in a principal amount of at least $15,000,000 and not otherwise required to be furnished to the Lenders pursuant to this Section 5.04;

(vi) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(vii) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to Section 5.04(a)(i) and Section 5.04(a)(ii) above shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the Securities Exchange Commission at http://www.sec.gov and the Compliance Certificate delivered pursuant to Section 5.04(a)(iii) provides a statement regarding the availability of such information on such website.

(b) The financial statements delivered pursuant to Section 5.04(a)(i) and Section 5.04(a)(ii) above shall be accompanied by reasonably detailed segment reporting as required under GAAP, certified by a Financial Officer of the Borrower as fairly presenting the financial condition and results of operations of such segments in all material respects in accordance with GAAP consistently applied, subject to normal year-end audit adjustments.

SECTION 5.05 Litigation and Other Notices. Promptly after obtaining actual knowledge thereof by any Responsible Officer of the Borrower or any Restricted Subsidiary, furnish to the Administrative Agent (which shall furnish to each Issuing Bank and each Lender), written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any Governmental Authority or other Person to file or commence, any action, investigation, enforcement action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate, including any Restricted Subsidiary, thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, resulted or could reasonably be expected to result in liability of the Borrower or the Restricted Subsidiaries in an aggregate amount exceeding $25,000,000; and

(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06 Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in the Borrower’s or any Restricted Subsidiary’s legal name, (ii) in the jurisdiction of organization or formation of the Borrower or any Restricted Subsidiary, (iii) in the Borrower’s or any Restricted Subsidiary’s identity or corporate structure or (iv) in the Borrower’s or any Restricted Subsidiary’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit, or to cause or permit any Restricted Subsidiary to effect or permit, any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the same extent as before such change. The Borrower and its Restricted Subsidiaries also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Responsible Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; ; Maintenance of Status as a Master Limited Partnership. (a) Keep proper books of record and account, in reasonable detail, accurately and fairly reflecting in all material respects in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause of the Restricted Subsidiaries to permit any representatives and independent contractors designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives and independent contractors designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor, in the case of an inspection by the Administrative Agent, at the expense of the Borrower; provided that (i) the Administrative Agent and the Lenders may only exercise such right of inspection once per calendar year and (ii) notwithstanding clause (i) above, when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at any time during normal business hours upon reasonable notice to the Borrower.

(b) Will, in the case of the Borrower, maintain its status as a Master Limited Partnership at all times.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.

SECTION 5.09 Employee Benefits. (a) Comply with the applicable provisions of ERISA and the Code except, in each case, where a failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event, resulted or could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $25,000,000, a statement of a Responsible Officer of the Borrower or such ERISA Affiliate setting forth details as to such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate proposes to take with respect thereto.

SECTION 5.10 Compliance with Environmental Laws. Comply in all material respects and take all commercially reasonable measures to cause all lessees, invitees and any other Persons operating or occupying its properties to comply in all material respects with all applicable Environmental Laws and Environmental Permits; obtain and renew all material Environmental Permits necessary for its operations and properties; and to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in compliance in all material respects with the applicable requirements of all Environmental Laws, in each case, unless such non-compliance would not result in, or could not reasonably be expected to result in, a Material Adverse Effect; provided, however, that neither the Borrower nor any of the Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper administrative or judicial proceedings, appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, or the delay in performance of such action could not reasonably be expected to result in a material Environmental Liability.

SECTION 5.11 Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without the Borrower or any Restricted Subsidiary commencing activities reasonably likely to cure such

Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Administrative Agent within 45 days after such request (if such Default is then continuing), at the expense of the Borrower, a report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12 Further Assurances; Additional Guarantees and Collateral. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, Mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the Transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.

(b) In the event that (x) any Person becomes a Wholly Owned Domestic Subsidiary of the Borrower that is a Restricted Subsidiary or (y) any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Wholly Owned Domestic Subsidiary, in each case, after the Closing Date, the Borrower shall (a) within 30 days of such event (or such longer period of time acceptable to the Administrative Agent and the Collateral Agent), cause such Wholly Owned Domestic Subsidiary to become a Guarantor and a Grantor (as defined in the Guarantee and Collateral Agreement) under the Guarantee and Collateral Agreement by executing and delivering to Administrative Agent and Collateral Agent a counterpart agreement or supplement to the Guarantee and Collateral Agreement in accordance with its terms, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent, including those which are similar to those described in Sections 4.02(b), (c), (d), (l), Schedule 5.15 and Section 2.9(b) or Section 9.14 of the Guarantee and Collateral Agreement. In the event that any Person becomes a Foreign Subsidiary of the Borrower or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Foreign Subsidiary after the Closing Date, and 100% of the voting and non-voting Equity Interests of such Foreign Subsidiary are directly owned by the Borrower and its Wholly Owned Domestic Subsidiaries (other than Unrestricted Subsidiaries), the Borrower shall, and shall cause each such Wholly Owned Domestic Subsidiary to, within 60 days of such event (or such longer period of time acceptable to the Administrative Agent and the Collateral Agent), deliver all such documents, instruments, agreements, and certificates as are similar to those described in Section 4.02(b), (c), (d), (l), and the Borrower shall take, and shall cause each such Wholly-Owned Domestic Subsidiary to take, all of the actions referred to in Section 4.02(d) and Section 5.4 of the Guarantee and Collateral Agreement necessary to grant and to perfect a Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Guarantee and Collateral Agreement, or, at the option of the Collateral Agent, under a security or pledge agreement under the law of the jurisdiction of organization of the pledged Person, in such Equity Interests, or, if a material adverse tax consequence would result therefrom, in not more than 65% of the voting, and 100% of such non-voting, Equity Interests. With respect to each such Subsidiary, the Borrower shall, within 15 days of such event (or such longer period of time acceptable to the Administrative Agent and the Collateral Agent), send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Wholly Owned Domestic Subsidiary of the Borrower that is a Restricted Subsidiary or was converted into a Restricted Subsidiary and (ii) all of the data required to be set forth in Schedules 3.01 and 3.08 with respect to all Subsidiaries of the Borrower, and such written notice shall be deemed to supplement Schedules 3.01 and 3.08 for all purposes hereof. Notwithstanding anything to the contrary herein or in any other Loan Document, (A) neither the Borrower nor any of its Subsidiaries shall be required to grant a Lien in the Equity Interests of any Unrestricted Subsidiary and (B) neither Pony Express HoldCo or any JV HoldCo shall be required to grant a Lien in the Equity Interests of any Person that is not a Wholly Owned Domestic Subsidiary if the Borrower, its Restricted Subsidiaries and its Affiliates own or control less than 100% of the issued and outstanding Equity Interests issued by such Person.

(c) In the event that any Loan Party acquires Material Real Property or any Unrestricted Subsidiary that owns Material Real Property is converted into a Restricted Subsidiary after the Closing Date or any Real Property of a Loan Party becomes Material Real Property after the Closing Date, and such interest in such Material Real Property has not otherwise been made subject to the Lien of the Security Documents in favor of Collateral Agent, for the benefit of Secured Parties, then the Borrower shall, or shall cause such Subsidiary to, within 90 days of such event (or such longer period of time acceptable to the Administrative Agent and the Collateral Agent), take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, opinions and certificates, including those which are similar to those described in Section 5.15(b) with respect to each such Material Real Property, that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such Material Real Property. In addition to the foregoing, Borrower shall, at the request of the Collateral Agent, deliver, from time to time, to the Collateral Agent such appraisals as are required by law or regulation of Material Real Property with respect to which the Collateral Agent has been granted a Lien.

(d) In the event that any Loan Party acquires Material Leased Real Property or any Unrestricted Subsidiary that leases Material Leased Real Property is converted into a Restricted Subsidiary after the Closing Date or any Real Property of a Loan Party becomes Material Leased Real Property after the Closing Date, then the Borrower shall, or shall cause such Subsidiary to, use commercially reasonable efforts to obtain customary landlord or landowners lien waivers, in each case reasonably acceptable to the Collateral Agent.

SECTION 5.13 Equity Interests in Certain Subsidiaries. In the case of the Borrower, unless 100% of the Equity Interest in such Person are disposed of, own directly or indirectly no less than 100% of the Equity Interests in each of the Acquired Businesses.

SECTION 5.14 Unrestricted Subsidiaries. (a) The Borrower may at any time designate, by a certificate executed by a Responsible Officer of the Borrower, any Restricted Subsidiary as an Unrestricted Subsidiary; provided that (x) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (y) the Borrower is in Financial Covenant Compliance immediately after giving effect to such designation as of the most recent Date of Determination and (z) the total assets of all Unrestricted Subsidiaries shall be less than 10% of Consolidated Total Assets after giving effect to such designation. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the aggregate fair market value of all such Person’s outstanding investment therein.

(b) Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.04. If, at any time, any Unrestricted Subsidiary should fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for the purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.01, the Borrower will be in default of such covenant.

(c) The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under Section 6.01 and (ii) no Default or Event of Default would be in existence immediately following such designation and the Borrower is in Financial Covenant Compliance immediately after giving effect to such designation as of the most recent Date of Determination.

SECTION 5.15 Certain Post-Closing Obligations. (a) Execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified therein (or such longer period of time acceptable to the Administrative Agent).

(b) The Collateral Agent shall receive from the applicable Loan Parties within 90 days following the Closing Date (or such longer period of time acceptable to the Administrative Agent), with respect to each Mortgaged Property specified on Schedule 1.01(b), and in the case of (x) Material Real Property acquired after the Closing Date or (y) Real Property that becomes Material Real Property after the Closing Date or is otherwise required to be subject to a Mortgage pursuant to Section 5.12, in each case prior to the date required pursuant to Section 5.12, the following documents and instruments:

(i) a Mortgage duly authorized and executed, in proper form for recording in the recording office of each jurisdiction where such Mortgaged Property to be encumbered thereby is situated, in favor of the Collateral Agent, for the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Collateral Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to Collateral Agent, which Mortgage and other instruments shall be effective to create and/or maintain a first priority Lien on such Mortgaged Property, as the case may be, subject to no Liens other than Permitted Liens and Permitted Encumbrances applicable to such Mortgaged Property;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to and reasonably required by the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, other than Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may deem reasonably necessary or desirable and are available in the relevant jurisdiction;

(iii) American Land Title Association/American Congress on Surveying and Mapping form surveys or such other forms of surveys as are reasonably acceptable to Administrative Agent, including ExpressMaps prepared by First American Commercial Due Diligence Services, for which all necessary fees (where applicable) have been paid, and dated no more than 90 days before (x) the Closing Date or (y) the date on which a Mortgage in respect thereof is required to be delivered hereby (or such other dates as shall be reasonably acceptable to the Administrative Agent), either (i) certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than (a) Permitted Encumbrances and (b) encroachments and other defects reasonably acceptable to the Administrative Agent or (ii) as to ExpressMaps, in form and substance reasonably acceptable to the issuer of the Mortgage Policies to delete the standard survey exceptions and to issue endorsements to the same extent as such exceptions could have been deleted and such endorsements issued had an ALTA/ACSM Survey been provided rather than an ExpressMap;

(iv) policies or certificates of insurance of the type required by Section 5.02;

(v) evidence of flood insurance required by Section 5.02(c), in form and substance reasonably satisfactory to Administrative Agent, it being understood that in any event the items required pursuant to this clause (v) shall be required to be delivered prior to or on the day on which Mortgages are delivered pursuant to clause (i) above with respect to each Mortgaged Property;

(vi) all such other items as shall be reasonably necessary in the opinion of counsel to the Lenders to create a valid and perfected first priority mortgage Lien on such Mortgaged Property, subject only to Permitted Encumbrances and Permitted Liens; and

(vii) opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and validity of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than pursuant to the last sentence of Section 9.02) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent reimbursement and indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted) have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full (unless such Letter of Credit has been cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Bank or other arrangements satisfactory to such Issuing Bank shall have been made), unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it cause or permit any of the Restricted Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Debt in respect thereof;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) intercompany Indebtedness of the Borrower and the Restricted Subsidiaries referred to in and to the extent permitted by Section 6.04(d);

(d) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.01(e) shall not exceed the greater of $50,000,000 and an amount equal to 5.00% of Consolidated Total Assets at any time outstanding;

(e) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of the greater of $50,000,000 and an amount equal to 5.00% of Consolidated Total Assets at any time outstanding;

(f) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(g) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to a Permitted Acquisition or the designation of such Person as a Restricted Subsidiary and any Permitted Refinancing Debt in respect of any of the foregoing; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (ii) immediately before and after such Person becomes a Restricted Subsidiary no Default or Event of Default shall have occurred and be continuing, and (iii) immediately before and after such Person becomes a Restricted Subsidiary the Borrower is in Financial Covenant Compliance;

(h) Indebtedness in respect of those Hedging Agreements that (i) are not for speculative purposes, and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates or commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(i) the Guarantee by any Loan Party of Indebtedness of any other Loan Party that was permitted to be incurred by another provision of this Section 6.01; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(j) Indebtedness of the Borrower or any Restricted Subsidiary as an account party in respect of letters of credit (other than Letters of Credit issued hereunder) not in excess of $5,000,000 at any time;

(k) Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft, payment order or other debit drawn, presented or issued against insufficient funds in the ordinary course of business, provided such Indebtedness is extinguished within five Business Days of its incurrence or (ii) arising under any treasury or cash management or similar services provided by a bank or other financial institution to the Loan Parties in the ordinary course of business;

(l) Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments or earn-outs in connection with Permitted Acquisitions or Dispositions and other transactions, in each case that are permitted hereunder;

(m) Permitted Unsecured Refinancing Debt and any Permitted Refinancing Debt in respect thereof;

(n) so long as no Default or Event of Default has occurred or is continuing or would otherwise result therefrom, Permitted Junior Debt and any Permitted Refinancing Debt thereof; and

(o) other Indebtedness of the Borrower or the Restricted Subsidiaries in an aggregate principal amount not exceeding the greater of $40,000,000 and an amount equal to 4.00% of Consolidated Total Assets at any time outstanding.

For purposes of determining compliance with this Section 6.01, (i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness permitted in this Section 6.01, the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may classify, at the time of incurrence, such item of Indebtedness (or any portion thereof) in any such category and will only be required to include such Indebtedness (or any portion thereof) in one of the categories of Indebtedness permitted in this Section 6.01; and (ii) at the time of incurrence, the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may divide and classify an item of Indebtedness (or any portion thereof) in more than one of the categories of Indebtedness permitted in this Section 6.01.

The accrual of interest and the payment in kind of interest in the form of capitalized obligations or the payment of dividends on any Disqualified Stock in the form of additional Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Restricted Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Closing Date and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or assets of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and any Permitted Refinancing Debt in respect of the foregoing;

(d) Liens for Taxes not yet due or which are being contested in compliance with Section 5.03;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g) (i) Liens or deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) Liens resulting from earnest money deposits or indemnification holdbacks made in connection with Permitted Acquisitions or Dispositions, and other transactions permitted hereunder;

(h) (i) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and (ii) licenses, sublicenses, leases or subleases entered into in the ordinary course of business, which, in the case of each of clauses (i) and (ii), do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;

(i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(d) or (e) or Permitted Refinancing Debt in respect of the foregoing, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(j) judgment Liens securing judgments not constituting an Event of Default under Article VII or securing appeal or other bonds relating to such judgments;

(k) cash collateral securing Indebtedness in respect of letters of credit permitted by Section 6.01(j); provided that the cash collateral provided shall not exceed 105% of the face amount of such letters of credit;

(l) Liens and customary rights of set-off, revocation, refund or chargeback and similar rights under deposit, disbursement, concentration, cash or treasury management or similar agreements or under the Uniform Commercial Code or other applicable law in favor of any bank or other financial institution at which the Borrower or a Restricted Subsidiary maintains a deposit account in the ordinary course of business; provided that such Lien, customary rights of set-off, revocation, refund, chargeback or similar rights is limited to such deposit account and the funds, checks and other items deposited therein; and

(m) other Liens securing liabilities hereunder in an aggregate amount not to exceed the greater of $25,000,000 and an amount equal to 2.50% of Consolidated Total Assets at any time outstanding; provided, that, no such Liens shall encumber all or any portion of the Pipeline Real Property to secure Indebtedness.

For purposes of determining compliance with this Section 6.02: (i) in the event that a Lien (or any portion thereof) meets the criteria of more than one of the categories of Liens permitted in this Section 6.02, the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may classify, at the time such Lien arises, such Lien (or any portion thereof) in any such category and will only be required to include such Lien in one of the categories of Liens permitted in this Section 6.02; and (ii) at the time such Lien arises, the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may divide and classify such Lien in more than one of the categories of Liens permitted in this Section 6.02.

SECTION 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations and Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04 Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment in, any other Person, except:

(a) investments by the Borrower and any Restricted Subsidiary existing on the Closing Date and described on Schedule 6.04 and extensions, renewals and (in the case of investments in the form of loans or advances) refinancings thereof so long as no such extension, renewal or refinancing results in an increase in the principal or other invested amount thereof except for, in the case of loans or advances, amounts of the type referred to in clause (i) of the proviso to the definition of Permitted Refinancing Debt;

(b) (i) investments by the Borrower and the Restricted Subsidiaries existing on the Closing Date in Equity Interests of the Borrower and its Subsidiaries and (ii) additional investments by the Borrower and any Restricted Subsidiary in the Equity Interests of the Subsidiaries; provided that (A) any such Equity Interests held by the Borrower and any Restricted Subsidiary shall be pledged, to the extent required, pursuant to the Guarantee and Collateral Agreement (subject to the limitations applicable to Voting Stock of a Foreign Subsidiary referred to therein), (B) the amount of any investment made after the Closing Date pursuant to this Section 6.04(b) by the Borrower and any Restricted Subsidiary in, and loans and advances made after the Closing Date by the Borrower and any other Loan Party to, Subsidiaries that are not Loan Parties or do not become Loan Parties after giving effect to such investments shall not exceed an amount equal to the Available Amount at the time any such investment, loan or advance is made and (C) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(c) Permitted Investments;

(d) (x) loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note (which may be revolving in nature) pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement, (ii) such loans and advances shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement, (iii) the amount of such loans and advances made after the Closing Date pursuant to this Section 6.04(d) by Loan Parties to Restricted Subsidiaries that are not Loan Parties shall not exceed an amount equal to the Available Amount at the time any such investment, loan or advance is made and (iv) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (y) any guarantees by the Borrower and the Restricted Subsidiaries of the operating or commercial obligations (to the extent not constituting Indebtedness) of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business;

(e) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the granting of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) investments by the Borrower and any Restricted Subsidiary in Hedging Agreements permitted under clause (h) of Section 6.01;

(g) the Borrower or any other Loan Party may acquire all or substantially all the assets of a Person or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a Permitted Business and (ii) at the time of such transaction (A) both immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) immediately before and after consummating such investment, the Borrower must be in Financial Covenant Compliance; (C) the Borrower or any Restricted Subsidiary shall have delivered a certificate of a Responsible Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form reasonably satisfactory to the Administrative Agent, (D) such Acquired Entity shall become a Loan Party hereunder within the periods provided for in Section 5.12, (E) the Borrower and any Restricted Subsidiary shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Security Documents within the periods provided for in Section 5.12 (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a “Permitted Acquisition”) and (F) if the assets being acquired include the Pony Express Material Project (or the Acquired Entity owns the Pony Express Material Project), the Pony Express Material Project shall have achieved the Initial Operation Date for such project;

(h) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i) to the extent not prohibited by applicable law, loans and advances to officers, directors, managers, consultants and employees of the Borrower or its Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding for travel, entertainment, relocation and other business purposes in the ordinary course of business;

(j) investments in the form of seller “take-back” notes in connection with a Disposition permitted by Section 6.05;

(k) investments by a JV HoldCo in a Person that do not result in such Person becoming a Wholly Owned Domestic Subsidiary in an aggregate amount not to exceed $150,000,000 at any time outstanding; provided, that (i) such JV HoldCo shall, after giving effect to such investment, own Equity Interests representing at least 50.0% of the voting and economic rights of all issued and outstanding Equity Interests of such Person, (ii) the consent of the JV Holdco (or its representatives) is required to determine the amount and frequency of distributions made from such Person to its equity holders, (iii) such Person and its subsidiaries shall not incur or be liable for any Indebtedness (excluding Indebtedness of the type described in clause (h), clause (i), clause (j) and clause (k) of the definition of Indebtedness) other than pursuant to Section 6.01(c), (f), (k) or (l) at any time and (iv) immediately before and after consummating such investment the Borrower must be in Financial Covenant Compliance;

(l) investments by Pony Express HoldCo in connection with Permitted Drop Down Acquisitions with respect to Equity Interests in Pony Express that do not result in Pony Express becoming a Wholly Owned Subsidiary; provided that (i) Pony Express HoldCo, taken together with the Borrower and all Affiliates of the Borrower shall after giving effect to such investment, own Equity Interests representing at least 50.0% of the voting and economic rights of all issued and outstanding Equity Interests of Pony Express, which shall own the Pony Express Designation Assets and the Pony Express Expansion Project, (ii) the consent of the Borrower or its Affiliates (or their representatives) is required to determine the amount and frequency of distributions made from Pony Express to its equity holders, (iii) Pony Express and its subsidiaries shall not incur or be liable for any Indebtedness (excluding Indebtedness of the type described in clause (h), clause (i), clause (j) and clause (k) of the definition of Indebtedness) other than pursuant to Section 6.01(c), (f), (k) or (l) at any time and (iv) immediately before and after consummating such investment the Borrower must be in Financial Covenant Compliance;

(m) in addition to investments permitted by paragraphs (a) through (l) above, additional investments, loans and advances by the Borrower or any Restricted Subsidiary so long as (i) the amount invested, loaned or advanced pursuant to this paragraph (m) does not exceed an amount equal to the Available Amount at the time such amount is invested loaned or advanced and (ii) both immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(n) in addition to investments permitted by paragraphs (a) through (m) above, other investments, loans and advances by the Borrower or any Restricted Subsidiary not to exceed the greater of $15,000,000 and an amount equal to 1.50% of Consolidated Total Assets at any time outstanding.

For purposes of determining compliance with this Section 6.04: (i) in the event that an investment (or any portion thereof) meets the criteria of more than one of the categories of investments permitted in this Section 6.04, the Borrower and a Restricted Subsidiary, as the case may be, in its sole discretion, may classify at the time of investment such investment (or any portion thereof) and will only be required to include such investment in one of the categories of investments permitted in this Section 6.04; (ii) at the time of incurrence the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may divide and classify an investment in more than one of the categories of investments permitted in this Section 6.04, and (iii) the amount of any investments made in the form of Equity Interests, property or other assets (other than cash) shall be deemed to be the greatest of (a) the fair market value of such asset, (b) the book value of such asset and (c) the aggregate amount of capital expenditures, improvements and other investments made in such Equity Interests, property or asset.

Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional investments will not be deemed to be the making of an investment for purposes of this Section 6.04.

Notwithstanding the foregoing, in no event shall this provision permit any investment which results in or would facilitate in any manner any Restricted Payment not otherwise permitted hereunder.

SECTION 6.05 Mergers, Consolidations and Sales of Assets. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower or any Restricted Subsidiary or less than all the Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Wholly Owned

Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Wholly Owned Restricted Subsidiary may merge into or consolidate with any other Wholly Owned Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and no Person other than the Borrower or a Wholly Owned Restricted Subsidiary receives any consideration, (iii) any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary may merge into or consolidate with any other Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary and (iv) the Borrower and any Loan Party may make investments permitted by Section 6.04.

(b) Make any Disposition (other than a Disposition permitted by Section 6.05(a) or a Restricted Payment permitted by Section 6.06(a)), except:

(i) Dispositions of damaged, obsolete or worn out property, or property no longer used or usable in the business, whether now owned or hereafter acquired, in the ordinary course of business;

(ii) Dispositions of inventory, cash and Permitted Investments in the ordinary course of business;

(iii) licensing, sublicensing, abandonment or other Dispositions of intellectual property rights in the ordinary course of business;

(iv) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(v) the sale or other transfer of products (including but not limited to Hydrocarbons), services or accounts receivable in the ordinary course of business;

(vi) Dispositions of property (other than (x) cash or Permitted Investments (unless such Disposition also constitutes an investment permitted by Section 6.04 or a Restricted Payment permitted by Section 6.06) or (y) Equity Interests of the Borrower) among the Borrower and any other Loan Party;

(vii) leases and subleases of property and real property, and licenses and sublicenses thereof in each case, in the ordinary course of business;

(viii) to the extent constituting a Disposition, the termination or unwinding of Hedging Agreements;

(ix) Dispositions by Restricted Subsidiaries that are not Loan Parties to (a) other Restricted Subsidiaries that are not Loan Parties or (b) Loan Parties;

(x) Dispositions by the Borrower and any Restricted Subsidiary not otherwise permitted under this Section 6.05; provided that (1) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (2) the Net Cash Proceeds of such Disposition are applied in accordance with the requirements of Section 2.12, (3) no less than 75% of the consideration received for such Disposition shall be paid in cash, (4) in the case of any Disposition to any Person that is an Affiliate of the Borrower or any Restricted Subsidiary,

any Lien created under the Loan Documents in such property or asset shall not be released, (5) the aggregate proceeds from any Disposition, when aggregated with the proceeds of all other Dispositions made pursuant to this paragraph (x), shall not exceed the greater of $20,000,000 and an amount equal to 2.00% of Consolidated Total Assets and (6) any Disposition pursuant to this paragraph (x) shall be for fair market value; and

(xi) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the abandonment and sale of the Pony Express Designation Assets to Development; provided that (1) the Net Cash Proceeds of such Disposition (without giving effect to any reinvestment rights) are applied in accordance with the requirements of Section 2.12, (2) no less than 100% of the consideration for such Disposition shall be paid in cash, and (3) any Disposition under this paragraph (xi) shall be for fair market value.

SECTION 6.06 Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that:

(i) each Restricted Subsidiary may make Restricted Payments to the Borrower, any other Restricted Subsidiary, or any other Person that owns a direct Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(ii) the Borrower may make quarterly Restricted Payments in an amount not to exceed the Available Cash in accordance with the LP Agreement at such time to the extent that no Default or Event of Default has occurred and is continuing or would result therefrom;

(iii) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in common or subordinated Equity Interests of such Person(s) and the Borrower may issue common Equity Interests upon conversion of subordinated Equity Interests; provided that (1) the Borrower may not issue any general partnership interests to any Person other than the General Partner (unless (x) the Permitted Holders have the requisite equity ownership specified in clause (b) of the definition of Change in Control in respect of such Person and (y) such General Partner and such Person(s) collectively hold 100% of the general partnership interests in the Borrower) and (2) any such Equity Interests issued pursuant to this clause (iii) are not Disqualified Stock;

(iv) Restricted Payments may be made in the form of the issuance of Equity Interests of the Borrower in connection with the cashless exercise of options, warrants, conversion and other rights or tax withholding with respect to the exercise of equity based awards under employee equity incentive compensation programs of the Borrower, the Restricted Subsidiaries, the General Partner and any management Affiliate of the General Partner;

(v) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from the substantially concurrent issue of new common or subordinated Equity Interests of such Person; provided that such Equity Interests issued pursuant to this clause (v) are not Disqualified Stock; and

(vi) (x) the Borrower and each Restricted Subsidiary may repurchase, redeem or otherwise acquire or retire to finance any such repurchase, redemption or other acquisition or retirement for value any Equity Interests of the Borrower or any Restricted Subsidiary held by any current or former officer, director, consultant, or employee of the Borrower, the Restricted Subsidiaries, the General Partner and any management Affiliate of the General Partner pursuant to any equity subscription agreement, stock option agreement, shareholders’, members’ or partnership agreement or similar agreement, plan or arrangement or any Plan and the Borrower and each Restricted Subsidiary may declare and pay dividends to the Borrower or any other Restricted Subsidiary of the Borrower the proceeds of which are used for such purposes and (y) to the extent such payments are deemed to be Restricted Payments, the Borrower may make payments under stock appreciation rights, phantom stock or other similar cash settled interests issued under the Borrower’s long term incentive program; provided that, before and after making any Restricted Payment pursuant to this clause (vi), the Borrower shall be in Financial Covenant Compliance and no Default or Event of Default shall have occurred and be continuing.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests, to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to transfer property to the Borrower; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to the restriction or conditions imposed by any documentation relating to secured Indebtedness permitted by Section 6.01(a), (d), (e), (g), (i) (solely in respect of guarantees of other Indebtedness permitted under Section 6.01(a), (d), (e), (g) and (j)) and (j) in each case, to the extent limited to the assets subject to such Indebtedness and (D) clause (i) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.

SECTION 6.07 Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, whether or not in the ordinary course of business, other than (i) on fair and reasonable terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) the payment of fees, expenses, indemnities or other payments to the General Partner or its management subsidiaries in connection with reimbursable general corporate and overhead expenses of the Borrower and its Restricted Subsidiaries and the operation, management and other services rendered to Borrower and its Restricted Subsidiaries, in each case pursuant to the LP Agreement as in effect on the Closing Date, (iii) transactions between and among Loan Parties, (iv) compensation arrangements, consulting contracts, collective bargaining agreements, benefit plans, programs or indemnification obligations, or any other similar arrangement, for or with general partners, current or former employees, officers, directors or consultants in the ordinary course of business, (v) payments, compensation, performance of indemnification or contribution obligations, and the making or cancellation of loans in the ordinary course of business to any such general partner, employees, officers, directors or consultants, (vi) any issuance, grant or award of stock, options, other equity related interests or other equity securities to any such employees, officers, directors or consultants, (vii) the payment of reasonable directors’ fees or expenses to directors of the Borrower, any Restricted Subsidiary or any Permitted Holder (as determined in good faith by the Borrower, such Restricted Subsidiary or such Permitted Holder in the ordinary course of business), (viii) a Restricted Payment permitted by Section 6.06, (ix) the execution, delivery and performance (as applicable) of the Transactions and the Transaction Documents, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection therewith, (x) any issuance or sale of Qualified Capital Stock of the Borrower otherwise permitted hereunder or any capital contributions to the Borrower, (xi) making any Permitted Drop-Down Acquisition, (xii) engaging in any transaction with an Affiliate if such transaction has been approved by the Conflicts Committee, (xiii) any non-material transactions with an Affiliate for the purchase of goods, products, parts and services entered into in the ordinary course of business, (xiv) interconnection agreements, firm and interruptible transportation agreements, operational balancing agreements and similar agreements between or among Borrower and its Subsidiaries that are in effect on the Closing Date and that were entered into in the ordinary course of business and (xv) transactions listed in Schedule 6.07.

SECTION 6.08 Business of the Borrower and Restricted Subsidiaries. Engage at any time in any business or business activity other than a Permitted Business or engage in any business or business activity that would not permit the Borrower to qualify as a Master Limited Partnership.

SECTION 6.09 Other Indebtedness and Agreements. (a) (i) Permit any waiver, supplement, modification or amendment of any indenture, instrument or agreement pursuant to which any Subordinated Indebtedness or Permitted Junior Debt or any Permitted Refinancing Debt thereof of the Borrower or any Restricted Subsidiary is outstanding if the effect of such waiver, supplement, modification or amendment, taken as a whole, would be materially adverse to the Borrower, any Restricted Subsidiary or the Lenders, (ii) consent to any amendment, supplement, waiver or other modification or change of its Organizational Documents in any manner if the effect thereof, taken as a whole, would be materially adverse to the Lenders (it being understood and agreed that the amendments and restatements of the Organizational Documents in existence prior to the Closing Date to be made on the Closing Date to effectuate changes disclosed to and previously agreed to by the Administrative Agent and the Borrower prior to the Closing Date to reflect any name changes on the Closing Date, the Acquisition and the related Transactions shall not be deemed to be materially adverse to the Lenders) or (iii) waive, supplement, amend, modify or change, or cancel or terminate, in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, except to the extent that such waiver, supplement, amendment, modification, change, cancellation, termination, consent or approval could not reasonably be expected to have a Material Adverse Effect.

(b) Other than distributions and payments in an aggregate amount not to exceed the sum of $10,000,000 from and after the Closing Date or made with the amounts received by the Borrower and its Restricted Subsidiaries from the issuance and sale of Equity Interests that do not constitute Disqualified Stock, (i) make any distribution, whether in cash, property, securities or a combination thereof, other than regularly scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Subordinated Indebtedness or any Permitted Junior Debt or any Permitted Refinancing Debt thereof except refinancings thereof permitted by Section 6.01 and any mandatory prepayments required under Indebtedness incurred under Sections 6.01(d) and 6.01(e), or (ii) pay in cash any amount in respect of any Subordinated Indebtedness, Permitted Junior Debt or any Permitted Refinancing Debt thereof or preferred Equity Interests or Disqualified Stock that may at the obligor’s option be paid in kind or in other securities.

SECTION 6.10 Interest Coverage Ratio. Permit the Interest Coverage Ratio on any Date of Determination for the Applicable Period ending on such Date of Determination to be less than 2.50:1.00.

SECTION 6.11 Maximum Leverage Ratio. Permit the Total Leverage Ratio for any Date of Determination for the Applicable Period ending on such Date of Determination to be greater than 4.75:1.00, except that on any Date of Determination during an Acquisition Period following a Qualifying Acquisition the Borrower and the Loan Parties shall not permit the Total Leverage Ratio for the Applicable Period ending on such date to be greater than 5.25:1.00.

SECTION 6.12 Fiscal Year. (a) Make any material change in its accounting policies or reporting practices, except as required by GAAP or (b) change its fiscal year-end from December 31.

SECTION 6.13 Hedging. Enter into any Hedging Agreement that does not meet the requirements set forth in clause (h) of Section 6.01.

SECTION 6.14 Negative Pledge on Pipeline Real Property. With respect to the Pipeline Real Property owned by the Borrower and any Restricted Subsidiary, (i) create, incur, assume or permit to exist any Lien on all or any part of such Pipeline Real Property, or (ii) file or permit the filing of any financing statement or other similar notice of, any Lien with respect thereto under the UCC of any state or under any similar recording or notice statute, in each case on all or any part of such Pipeline Real Property, in each case other than (x) Permitted Encumbrances (other than those Liens permitted by paragraphs (a), (c), (i), or (m) of Section 6.02) and (y) solely in the case of any Pipeline Real Property acquired after the Closing Date, those Liens permitted by paragraphs (c) or (i) of Section 6.02.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any certificate or financial statements furnished by or on behalf of the Loan Parties pursuant to the requirements of any Loan Documents shall prove to have been incorrect in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or L/C Disbursement or any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.08, 5.13 or 5.15 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof by the Borrower or any other Loan Party;

(f) (i) the Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or a casualty event or condemnation in relation thereto;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Restricted Subsidiary, or of a substantial part of the property or assets of the Borrower or a Material Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Restricted Subsidiary or for a substantial part of the property or assets of the Borrower or a Material Restricted Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Material Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Material Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Restricted Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against the Borrower or any Material Restricted Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Restricted Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $25,000,000 not covered by insurance (it being understood that if an amount in excess of $25,000,000 is to be considered to be covered by insurance, a claim shall have been submitted to the applicable insurance provider and it shall not have denied or contested coverage) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that when taken together with all other such ERISA Events, resulted or could reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates in an aggregate amount exceeding $25,000,000;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest on any portion of the Collateral having a fair market value exceeding $10,000,000, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates or other instruments delivered to it under the Security Documents;

(m) there shall have occurred a Change in Control; or

(n) there shall have occurred any amendment, supplement, waiver or other modification or change of or to the LP Agreement or the definition of “Available Cash” contained therein in any manner if the effect thereof, taken as a whole, is materially adverse to the Lenders.

then, and in every such event (other than an event with respect to the Borrower or a Restricted Subsidiary described in paragraphs (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: terminate forthwith the Commitments and declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower and the other Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and by the Borrower on behalf of its Restricted Subsidiaries, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available under the Loan Documents or applicable law or in equity; and in any event with respect to the Borrower or a Restricted Subsidiary described in paragraphs (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower and the other Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and by the Borrower on behalf of its Restricted Subsidiaries, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available under the Loan Documents or applicable law or in equity.

Notwithstanding anything to the contrary contained in this Article VII, for purposes of determining whether an Event of Default has occurred under a Financial Covenant, any equity contribution (in the form of common or subordinated equity other than Disqualified Stock) contributed to the Borrower after the last day of any fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for that fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Equity Contribution”). Notwithstanding anything to the contrary herein, (a) there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the Financial Covenants for the fiscal quarter in respect of which such Specified Equity Contribution is made, (b) the amounts of any Specified Equity Contribution shall not exceed the Cure Amount, (c) Specified Equity Contributions shall be disregarded for all other purposes under the Loan Documents (including calculating Consolidated EBITDA for purposes of determining basket levels, the Available Amount and other items governed by reference to Consolidated EBITDA) and (d) in any four consecutive fiscal quarters, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, and no more than five (5) Specified Equity Contributions (in the aggregate) may be made during the term of this Agreement. “Cure Amount” shall mean an amount which, if added to Consolidated EBITDA for the Applicable Period in respect of which a Financial Covenant default occurred, would cause the Financial Covenants for such Applicable Period to be satisfied and shall not be any more than the amount so required (it being understood and agreed that for the purposes of calculating such amount, no effect shall be given to any prepayment of Loans with such proceeds or to any other reduction of Total Debt or Consolidated Interest Expense on account of the receipt of such proceeds).

ARTICLE VIII

The Administrative Agent and the Collateral Agent; Etc.

Each Lender and each Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent hereunder and under the Loan Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and the Borrower shall have no rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or Collateral Agent, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases and the Security Documents (which Security Documents shall contain indemnity and expense reimbursement provisions for the benefit of the Collateral Agent that are no more onerous to the Lenders than the provisions contained in the Security Documents as of the Closing Date and shall be binding on the Lenders)) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The Person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof (subject to securities law and other requirements of law) as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder and under the other Loan Documents shall be administrative in nature. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or under any Loan Document that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Loan Documents); provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, (i) may expose such Agent to liability or that is contrary to any Loan Document or applicable law or (ii) may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided for herein or in the other Loan Documents) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final non-appealable judgment. Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless such Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent. Neither Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Either Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor which shall be any financial institution with an office in New York, New York, or an Affiliate of any such financial institution, that has a combined capital and surplus and undivided profits of not less than $500,000,000. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective (and such Agent shall be discharged from its duties and obligations hereunder) and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as a Swing Line Lender and as an Issuing Bank, in which case such resigning Agent (x) shall not be required to extend any further Swing Line Loans or issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Bank or Swing Line Lender with respect to any Letters of Credit issued by it or Swing Line Loans extended by it, as applicable, prior to the date of such resignation. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Arrangers, the Syndication Agent and the Documentation Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arrangers, the Syndication Agent and the Documentation Agent shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents, including under Section 9.05 hereunder. Without limitation of the foregoing, none of the Arrangers, the Syndication Agent and the Documentation Agent in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, the Borrower, any other Loan Party, or any other Person.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or any of its Subsidiaries, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Loan Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and Agents under Section 9.05) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same and, in either case, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Section 9.05.

The Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent reimbursement and indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted), the expiration or termination of all Letters of Credit (other than Letters of Credit that have been cash collateralized in a manner satisfactory to the applicable Issuing Bank or as to which other arrangements satisfactory to the applicable Issuing Bank have been made) and the termination of (and making of all payments due by the Loan Parties in connection with) all Secured Hedging Agreements (or the making of other arrangements reasonably acceptable to the applicable Qualified Counterparty), (y) that is (i) owned by, or is an Equity Interest in, a Restricted Subsidiary that is converted into an Unrestricted Subsidiary in accordance with the terms hereof or (ii) sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, in each case (other than sales or dispositions permitted by Section 6.05(b)(xi)) to a Person that is not an Affiliate of the Borrower, or (z) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders or all Lenders (as applicable); (ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) and (iii) release any Guarantor from its obligations under the Guarantee and Collateral Agreement or any other Security Documents if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder (including the sale or other disposition of the Equity Interests of any Person, the conversion of a Restricted Subsidiary that is a Guarantor into an Unrestricted Subsidiary or if such Guarantor ceases to be a Wholly Owned Domestic Subsidiary of the Borrower pursuant to a transaction permitted hereunder in accordance with the terms hereof). Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this paragraph or to release any Guarantor from the obligations under the Guarantee and Collateral Agreement or any other Security Document. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the IRS or any other Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax, or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the IRS or such other Governmental Authority.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices; Electronic Communications. Except in the case of notices and other communications expressly permitted to be given by telephone (and except for electronic communications provided below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, to it at 6640 West 143rd Street, Suite 200, Overland Park, KS 66223, Attention: Gary Brauchle, Fax No. 913-928-6046, Email: gary.brauchle@tallgrassenergylp.com, and George Rider, Fax No. 913-928-6011, Email: george.rider@tallgrassenergylp.com, with a copy to Mark Hargrave, Stinson Morrison Hecker LLP, 1201 Walnut, Kansas City, MO 64106, Fax No. 816-412-1175, Email: mhargrave@stinson.com;

(b) if to the Administrative Agent, to Barclays Bank PLC, 745 Seventh Avenue, New York, NY 10019, Attention: Sreedhar Kona, Fax No. 212-526-5115, Tel. No. 212-526-7808, Email: sreedhar.kona@barclays.com, with a copy to Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, Fax No. 212-751-4864, Email: michele.penzer@lw.com, Attention of Michele O. Penzer; and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in the immediately following paragraph, shall be effective as provided in said paragraph.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notices may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower.

The Borrower agrees that the Administrative Agent and the Collateral Agent may, but shall not be obligated to, make the Communications available to the Lenders and the Issuing Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent and the Collateral Agent and their respective Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent or the Collateral Agent or any of their respective Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or the Collateral Agent or any of their respective Related Parties have any liability to the Borrower or any of its Subsidiaries, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Subsidiary’s or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower or any of its Subsidiaries provides to the Administrative Agent or the Collateral Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or the Collateral Agent or to any Lender or Issuing Bank by means of electronic communications pursuant to this Section 9.01, including through the Platform.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive Material Non-Public Information with respect to the Borrower, its Subsidiaries or any of their securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, Collateral Agent, Lenders, and the Issuing Banks to treat such Borrower Materials as not containing any Material Non-Public Information with respect to the Borrower, its Subsidiaries or any of their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent and the

Collateral Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains Material Non-Public Information: (1) the Loan Documents and (2) notification of changes in the terms of the Loan Documents.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information with respect to the Borrower, its Subsidiaries or any of their securities for purposes of United States Federal or state securities laws.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Agents, the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding (unless arrangements satisfactory to the applicable Issuing Bank shall have been made with respect to such Letter of Credit) and so long as the Commitments have not been terminated. The provisions of Sections 2.13, 2.15, 2.19, 9.05 and Article VIII shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) the Borrower may not delegate, assign or otherwise transfer any of its rights, duties or obligations hereunder without the prior written consent of each Agent, each Issuing Bank and each Lender and any such attempted transfer or assignment without such consent shall be null and void and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.04, (ii) by way of participation in accordance with the provisions of paragraph (f) of this Section 9.04, or (iii) by way of pledge or assignment of a security interest subject to the provisions of paragraph (h) of this Section 9.04. Nothing in this Agreement or the other Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Indemnitees, Participants to the extent provided in paragraph (f) of this Section 9.04 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy, obligation, liability or claim under or by reason of this Agreement or the other Loan Documents.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Class) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 9.04 in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned and (B) in any case not described in paragraph (b)(i)(A) of this Section 9.04, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, shall not be less than $4,000,000 (or lesser amounts if agreed between the Borrower and the Administrative Agent);

(ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, each of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, so long as no Event of Default in respect of paragraphs (b), (c), (g) or (h) of Article VII has occurred and is continuing, the Borrower shall have consented to such assignment (which consent shall not be unreasonably withheld or delayed, and provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof);

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment and/or Loans assigned;

(iv) the prior consent of each Swing Line Lender and Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for all assignments;

(v) the parties to each assignment shall either (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in the case of clauses (A) and (B), together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Borrower, its Subsidiaries or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms;

(vi) no such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B);

(vii) no such assignment shall be made to a natural Person; and

(viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities (and accrued interest thereon) then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each other Lender hereunder and the Borrower and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19, and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) of this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section 9.04.

(c) By executing and delivering an Assignment and Acceptance the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Credit Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (such agency being solely for tax purposes), shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance, delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank, the Collateral Agent and any Lender (solely with respect to any entry related to such Lender’s Loans and Commitments, and only at the office of the Administrative Agent), at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an administrative questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower and each Issuing Bank and the Swing Line Lender to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Any Lender may at any time, without the consent of, or notice to, the Borrower, any Issuing Bank, any other Lender, the Collateral Agent or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or an Affiliate or Subsidiary of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.05(c) regardless of the sale by it of any participations. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver decreasing any fees payable to such Participant or the amount of principal of or the rate at which interest is payable on the Loans in which such Participant has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such Participant has an interest, increasing or extending the Commitments in which such Participant has an interest or releasing all or substantially all of the Collateral or any Guarantor (other than in connection with the disposition of such Guarantor in a transaction permitted by Section 6.05). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.15 and 2.19 (subject to the requirements and limitations set forth therein, including the requirements under Section 2.19(e) (it being understood that the documentation under Section 2.19(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under paragraph (b) of this Section 9.04 and (B) shall not be entitled to receive any greater payment under Sections 2.13, 2.15 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (such agency being solely for tax purposes), maintain at one or more of its offices a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other rights or obligations under the Loan Documents (each such register, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights or obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or the Subsidiaries furnished to such Lender by or on behalf of the Borrower or the Subsidiaries; provided that, prior to any such disclosure of Information or other information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). The Borrower agrees that each SPV shall be entitled to the benefits of Sections 2.13, 2.15, and 2.19 (subject to the requirements and limitations set forth therein, including the requirements under Section 2.19(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such SPV (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under Section 9.04(b) and (B) shall not be entitled to receive any greater payment under Sections 2.13, 2.15, and 2.19 than its Granting Lender would have been entitled to receive, unless the grant of such option to the SPV is made with the Borrower’s prior written consent. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under any Debtor Relief Law. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

SECTION 9.05 Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agent, the Documentation Agent, the Swing Line Lender and each Issuing Bank in connection with the syndication of the Credit Facilities and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby or thereby contemplated shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank, the Swing Line Lender or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, an additional local counsel in each applicable jurisdiction, one specialist counsel for each applicable specialty and additional conflict counsel for each such affected Lenders or Agents or groups of affected Lenders or Agents, as applicable, in the event of any actual or perceived conflict of interest, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, any Issuing Bank, the Swing Line Lender or any Lender.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agent and the Documentation Agent, each Issuing Bank, the Swing Line Lender, each Lender and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, Taxes and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the Acquisition, (ii) the Credit Facilities, the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder and, in their capacities hereunder or in connection with or related to this Agreement, the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (iii) the use of the proceeds or the proposed use of proceeds of the Loans or issuance of Letters of Credit, (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (v) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries; provided that the indemnity under this Section 9.05(b) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swing Line Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swing Line Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swing Line Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates who is owed Obligations is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Person to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender, such Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE RULES OF THE “INTERNATIONAL STANDBY PRACTICES 1998” PUBLISHED BY THE INSTITUTE OF INTERNATIONAL BANKING LAW & PRACTICE (OR SUCH LATER VERSION THEREOF AS MAY BE IN EFFECT AT THE TIME OF ISSUANCE) SHALL APPLY TO SUCH LETTER OF CREDIT.

SECTION 9.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement, any other Loan Document (other than the Engagement Letter) nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the applicable Loan Party or Loan Parties party thereto and the Required Lenders (or, as applicable, the Administrative Agent or the Collateral Agent upon the direction of the Required Lenders); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest or fees on any Loan or any date for reimbursement of an L/C Disbursement, or forgive, waive or excuse any such payment or any part thereof, or decrease the rate of interest (other than the Default Rate) or fees on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby (for the avoidance of doubt, it is understood that only the consent of the Borrower and the Required Lenders shall be necessary to waive, amend or modify (A) any mandatory prepayment requirement prior to a prepayment becoming due and payable in accordance with the terms hereof or (B) any financial covenant hereunder (or any defined term used therein) even if the effect of such waiver, amendment or modification would be to reduce the rate of interest on any Loan, Letter of Credit or L/C Disbursement or to reduce any fee payable hereunder, in each case, to the extent such interest or fees is not yet accrued, due and payable), (ii) increase or extend the Commitment or decrease the amount of or extend the date for payment of any Fees or fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.16, the provisions of clause (x) of the first sentence of Section 9.04(a) or the provisions of this Section 9.08, release any Guarantor (other than in connection with the disposition of such Guarantor in a transaction permitted by Section 6.05), or release all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV, (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the Closing Date), or (vii) impose any additional restrictions on any Lender’s ability to assign any of its rights or obligations hereunder (including any amendment to Section 9.04) without the prior written consent of the Lenders adversely affected thereby; provided, however, that, notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to consent to any such amendment, modification or waiver, other than any such amendment, modification or waiver which affects the rights or obligations of a Defaulting Lender differently than the rights or obligations of the other Lenders or increases or extends the Commitment of, or forgives or decreases the principal amount of, or extends the maturity of any scheduled principal payment date or date for the payment of any interest on any Loan of, such Defaulting Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swing Line Lender, or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Swing Line Lender or such Issuing Bank, as applicable.

(c) Notwithstanding the foregoing, (i) the Administrative Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender and (ii) the Administrative Agent, the Borrower, the Swing Line Lender and the Issuing Banks may amend this Agreement in accordance with Sections 2.23(k) and 2.24 and 2.25 and (iii) the Engagement Letter may be amended by the parties thereto in accordance with its terms. Notwithstanding anything to the contrary contained herein, any such amendments shall become effective without any further consent of any other party to such Loan Document.

SECTION 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10 Entire Agreement. This Agreement, the Engagement Letter and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Any other previous agreement among the parties with respect to the subject matter hereof and thereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or in other electronic (e.g., “pdf” or “tif”) format shall be as effective as delivery of a manually signed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Loan Documents, Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15 Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself, its Restricted Subsidiaries and its property, to the exclusive jurisdiction of any New York State court or the Federal court of the Southern District of New York, in each case located in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment (except to the extent the Collateral Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment), and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Loan Parties or their properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, on behalf of itself and the other Loan Parties, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or Federal court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees, controlling persons, and agents, including accountants, legal counsel and other advisors, including any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), including audits or examinations conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16 or in accordance with standard syndication processes or customary market standards for dissemination of such Information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations or (iii) any other Lender, Agent or Affiliate of a Lender or Agent, (f) to rating agencies, (g) with the consent of the Borrower, (h) to the extent such Information is independently developed by such Person or (i) to the extent such Information becomes publicly available or is received by such Person from a third party other than as a result of a breach of this Section 9.16. “Information” shall mean all information received from the Borrower and related to the Loan Parties or their respective businesses, other than any such information that was available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a non-confidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the Closing Date, such information shall be deemed confidential unless marked “PUBLIC” in accordance with Section 9.01. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17 Lender Action. Each Lender agrees that it shall not take or institute any action or proceeding, judicial or otherwise, for any right or remedy against any Loan Parties under any Loan Document (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any of the Loan Parties, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Agents and the Lenders and shall not afford any right to, or constitute a defense available to, any of the Loan Parties.

SECTION 9.18 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the USA PATRIOT Act.

SECTION 9.19 No Fiduciary Duty. The Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and its Subsidiaries, equityholders and/or Affiliates. The Borrower hereby agrees, on behalf of itself and each of the other Loan Parties, that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, the other Loan Parties, and their respective Subsidiaries, equityholders or Affiliates, on the other. The Borrower acknowledges and agrees, on behalf of itself and each of the other Loan Parties, that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, the other Loan Parties, their respective equityholders and/or Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, the other Loan Parties, and their respective Subsidiaries, equityholders or Affiliates on other matters) or any other obligation to the Loan Parties except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, the other Loan Parties, or their respective management, equityholders, creditors or any other Person, (iii) it has consulted its own legal and financial advisors to the extent it has deemed appropriate and it is responsible for making its own independent judgment with respect to the Transactions and the process leading thereto, and (iv) it will not claim that any Arranger, Syndication Agent, Documentation Agent, Agent, Issuing Bank or Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to it in connection with such transaction or the process leading thereto, and agrees that each Arranger, Syndication Agent, Documentation Agent, Agent, Issuing Bank or Lender shall have no liability (whether direct or indirect) in respect to such a claim or to any other Person asserting such a claim on their behalf.

SECTION 9.20 Affiliate Activities. The Borrower acknowledges that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through Affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower and its Subsidiaries and Affiliates, as well as of other entities and Persons and their Affiliates which may (i) be involved in transactions arising from or relating to the Transaction contemplated hereby and by the other Loan Documents, (ii) be customers or competitors of the Borrower and its Affiliates, or (iii) have other relationships with the Borrower and its Affiliates. In addition, such Arranger, Syndication Agent, Documentation Agent, Agent, Issuing Bank or Lender and their respective Subsidiaries and Affiliates may provide investment banking, underwriting and financial advisory services to such other entities and Persons. Such Arranger, Syndication Agent, Documentation Agent, Agent, Issuing Bank or Lender and their respective Subsidiaries and Affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and its Subsidiaries and Affiliates or such other entities. The transactions contemplated by this Agreement and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TALLGRASS ENERGY PARTNERS, LP, as Borrower
By: Tallgrass MLP GP, LLC, its general partner

	By:	/s/ David G. Dehaemers, Jr.
	Name:	David G. Dehaemers, Jr.
	Title:	President and Chief Executive Officer

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent, Swing Line Lender, an Issuing Bank and a Lender

	By	/s/ Ann E. Sutton
	Name:	Ann E. Sutton
	Title:	Director

WELLS FARGO BANK, N.A., as an Issuing Bank

By:	/s/ Brandon Kast
Name:	Brandon Kast
Title:	Assistant Vice President

Wells Fargo Bank, N.A.,
as Lender

By:	/s/ Andrew Ostrov
Name:	Andrew Ostrov
Title:	Director

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

Citibank, N.A.,
as Lender

By:	/s/ Todd Mogil
Name:	Todd Mogil
Title:	Vice President

Deutsche Bank AG New York Branch,
as Lender

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

For any Lender requiring a second signature line:

By:	/s/ Michael Getz
Name:	Michael Getz
Title:	Vice President

Goldman Sachs Bank USA,
as Lender

By:	/s/ Mark Walton
Mark Walton
Authorized Signatory

Royal Bank of Canada,
as Lender

By:	/s/ Jay T. Sartain
Name:	Jay T. Sartain
Title:	Authorized Signatory

Compass Bank,
as Lender

By:	/s/ Kathleen J. Bowen
Name:	Kathleen J. Bowen
Title:	Senior Vice President

CAPITAL ONE, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Matthew L. Molero
Name:	Matthew L. Molero
Title:	Vice President

CREDIT SUISSE AG, Cayman Islands Branch,
as Lender

By:	/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Authorized Signatory

For any Lender requiring a second signature line:

By:	/s/ Michael Spaight
Name:	Michael Spaight
Title:	Authorized Signatory

Morgan Stanley Bank, N.A.,
as Lender

By:	/s/ Kelly Chin
Name:	Kelly Chin
Title:	Authorized Signatory

Cadence Bank, N.A.,
as Lender

By:	/s/ William W. Brown
Name:	William W. Brown
Title:	Senior Vice President

REGIONS BANK,
as Lender

By:	/s/ David Valentine
Name:	David Valentine
Title:	Vice President